EXHIBIT 10.15 1

MASTER REPURCHASE AGREEMENT
among
UNITED SHORE REPO SELLER 4 LLC
(“Seller”)
and
UNITED WHOLESALE MORTGAGE, LLC
(“Guarantor”)
and
GOLDMAN SACHS BANK USA
(“Buyer”)
dated as of
April 23, 2021

[1]	Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Article 1    DEFINITIONS AND PRINCIPLES OF CONSTRUCTION        1
1.1    Defined Terms                                1
1.2    Interpretation; Principles of Construction                1
Article 2    AMOUNT AND TERMS OF TRANSACTIONS            2
2.1    Agreement to Enter into Transactions                    2
2.2    Description of Purchased Assets                        3
2.3    Maximum Transaction Amounts                        3
2.4    Use of Proceeds                                3
2.5    Price Differential                            3
2.6    Terms and Conditions of Transactions                    4
2.7    Guarantee and/or Additional Security Agreements            4
Article 3    PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS                            4
3.1    Request for Transaction; Asset Data Report                4
3.2    Delivery of Mortgage Loan Documents                    5
3.3    Haircut                                    6
3.4    Wire-out Account                            6
3.5    Payment of Purchase Price                        6
3.6    Approved Payees and Approved Originators                8
3.7    Delivery of Mortgage-Backed Securities                    9
Article 4    REPURCHASE                                10
4.1    Repurchase Price                            10
4.2    Repurchase Acceleration Events                        11
4.3    Reduction of Asset Value as Alternative Remedy            12
4.4    Illegality or Impracticability                        12
4.5    Increased Costs                                12
4.6    Effect of Applicable Pricing Rate Transition Event            13
4.7    Payments Pursuant to Sale to Approved Investors            14
4.8    Distributions of Funds from the Funding Deposit Account        15
4.9    Method of Payment                            15
4.10    Book Account                                15
4.11    Full Recourse                                15
4.12    Payments to Seller                            16
4.13    Voluntary Surrender of Approvals                    16
Article 5    FEES                                    16
5.1    Payment of Fees                            16
Article 6    SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE                    16
6.1    Precautionary Grant of Security Interest in Purchased Assets and Purchased Items                                    16
6.2    Servicing                                17
6.3    Margin Account Maintenance                        22
6.4    Repurchase and Release of Purchased Assets                23
i

6.5    Repurchase Transactions                        24
6.6    Periodic Due Diligence                            24
Article 7    CONDITIONS PRECEDENT                        25
7.1    Initial Transaction                            25
7.2    All Transactions                            26
7.3    Satisfaction of Conditions                        29
Article 8    REPRESENTATIONS AND WARRANTIES                29
8.1    Representations and Warranties Concerning Seller and Guarantor    29
8.2    Representations and Warranties Concerning Purchased Assets        35
8.3    Continuing Representations and Warranties                36
8.4    Amendment of Representations and Warranties                36
Article 9    AFFIRMATIVE COVENANTS                        36
9.1    Financial Statements and Other Reports                    36
9.2    Notice                                    38
9.3    Existence, Etc                                40
9.4    Maintenance of Properties                        40
9.5    Taxes                                    40
9.6    Servicing of Mortgage Loans                        40
9.7    Evidence of Purchased Assets                        41
9.8    Defense of Title; Protection of Purchased Items                41
9.9    Further Assurances                            41
9.10    Fidelity Bonds and Insurance                        42
9.11    Wet Mortgage Loans                            42
9.12    MERS                                    42
9.13    Agency Audit and Approval Maintenance                42
9.14    Financial Covenants                            42
9.15    Quality Control                                42
Article 10    NEGATIVE COVENANTS                        43
10.1    Lines of Business                            43
10.2    Dividends, Etc                                43
10.3    Liens on Purchased Assets and Purchased Items                43
10.4    Transactions with Affiliates                        43
10.5    Consolidation, Merger, Sale of Assets and Change of Control        44
10.6    Purchased Items                            44
10.7    Servicing Rights                            44
10.8    Change in Organizational Documents                    44
10.9    Sale and Lease-Backs                            44
10.10    Fiscal Year                                44
10.11    Pooled Mortgage Loans                            44
Article 11    DEFAULTS AND REMEDIES                        45
11.1    Events of Default                            45
11.2    Events of Early Termination                        47
11.3    Remedies                                48
11.4    Treatment of Custodial Account                        50

11.5    Sale of Mortgage Loans or Purchased Assets                50
11.6    No Obligation to Pursue Remedy                    50
11.7    No Judicial Process                            51
11.8    Reimbursement of Costs and Expenses                    51
11.9    Application of Proceeds                            51
11.10    Rights of Set-Off                            51
Article 12    INDEMNIFICATION                            52
12.1    Indemnification                                52
12.2    Reimbursement                                53
12.3    Payment of Taxes                            53
12.4    Buyer Payment                                56
12.5    Agreement not to Assert Claims                        56
12.6    Survival                                56
Article 13    TERM AND TERMINATION                        56
13.1    Term                                    56
13.2    Termination                                56
13.3    Extension of Term                            56
Article 14    GENERAL                                57
14.1    Integration; Servicing Provisions Integral and Non-Severable        57
14.2    Amendments                                57
14.3    No Waiver                                57
14.4    Remedies Cumulative                            57
14.5    Rehypothecation; Assignment                        58
14.6    Successors and Assigns                            58
14.7    Participations                                58
14.8    Invalidity                                59
14.9    Survival                                59
14.10    Notices                                    59
14.11    Governing Law                                60
14.12    Submission to Jurisdiction; Service of Process; Waivers            60
14.13    Waiver of Jury Trial                            60
14.14    Counterparts                                61
14.15    Headings                                61
14.16    Confidential Information and Customer Information            61
14.17    Intent                                    63
14.18    Right to Liquidate                            63
14.19    Insured Depository Institution                        63
14.20    Netting Contract                            63
14.21    Tax Treatment                                64
14.22    Examination and Oversight by Regulators                64
14.23    Anti-Money Laundering Laws Notice                    64

EXHIBITS
Exhibit A:    Glossary of Defined Terms
Exhibit B:    Reserved
Exhibit C:    Form of Officer’s Certificate
Exhibit D:    Assignment of Closing Protection Letter
Exhibit E:    Form of Power of Attorney
Exhibit F:    Wiring Instructions
Exhibit G:    Form of Servicer Notice
Exhibit H:    Representations and Warranties
Exhibit I:    Form of Trade Assignment

SCHEDULES
Schedule 1:    Filing Jurisdictions and Offices
Schedule 2:    Ownership Structure of Guarantor and its Subsidiaries

MASTER REPURCHASE AGREEMENT
THIS MASTER REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 23, 2021, by and among Goldman Sachs Bank USA, a national banking institution (“Buyer”), UNITED SHORE REPO SELLER 4 LLC, a Delaware limited liability company (“Seller”), and UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company (“Guarantor”).
RECITALS
A.Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer a Participation Interest in certain residential mortgage loans (including the Servicing Rights released thereto) and/or other mortgage related assets and interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such purchased assets at a date certain or on Seller’s demand after the Purchase Date, against the transfer of funds by Seller (each such transaction, a “Transaction”).
B.Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Seller, Guarantor and Buyer agree as follows:
ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.
1.2 Interpretation; Principles of Construction. The following rules of this Section 1.2 apply to all Principal Agreements unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a subsection or Section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Principal Agreement) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Principal Agreement and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes an electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is deemed conclusive and binds the parties in the absence of demonstrable or manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing in either electronic or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic form or both printed and electronic form.
This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, in good faith or give conditionally, approvals and consents and may form opinions and make determinations at its Discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Related Mortgage Loans, any other Person or the Purchased Assets themselves. All references herein or in any Principal Agreement to “good faith” means good faith as defined in Section 1-201(b)(20) of the Uniform Commercial Code.
ARTICLE 2
AMOUNT AND TERMS OF TRANSACTIONS
2.1 Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default, Event of Early Termination, Potential Default or Cease Funding Event has occurred and is continuing, Buyer may, in its Discretion, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit and (b) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Buyer shall have no obligation to enter into Transactions. This Agreement is not a commitment to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with any request for Buyer to enter into Transactions with Seller from time to time during the term of this Agreement and, if Buyer enters into Transactions with Seller, Seller’s obligations with respect thereto. NOTWITHSTANDING THE WILLINGNESS OF BUYER FROM TIME TO TIME TO CONSIDER ENTERING INTO TRANSACTIONS HEREUNDER, THIS AGREEMENT AND THE OTHER PRINCIPAL AGREEMENTS ARE ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT BUYER SHALL NOT BE OBLIGATED TO ENTER INTO ANY TRANSACTION HEREUNDER, AND THIS AGREEMENT AND THE OTHER PRINCIPAL AGREEMENTS SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY BUYER TO ENTER INTO ANY TRANSACTION. BUYER’S ENTRY INTO A TRANSACTION WITH RESPECT TO THE UNCOMMITTED AMOUNT HEREUNDER SHALL NOT OBLIGATE BUYER TO ENTER INTO ANY FUTURE TRANSACTIONS HEREUNDER.
2.2 Description of Purchased Assets. With respect to each Transaction, Seller shall cause to be maintained with Buyer Purchased Assets with an Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Purchased Asset shall be one of the types of Asset as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code Section 101(47)(A). If there is uncertainty as to the Type of a Purchased Asset, Buyer shall determine the correct Type for such Purchased Asset.
2.3 Maximum Transaction Amounts. The Purchase Price for each proposed Transaction shall not exceed the least of:
(a) the product of the applicable Type Sublimit (expressed as a decimal and as determined by the Type of Purchased Asset) and the Aggregate Outstanding Purchase Price (after giving effect to all Transactions then subject to the Agreement);
(b) the Aggregate Transaction Limit minus the Aggregate Outstanding Purchase Price of all other Transactions outstanding, if any; and
(c) the Asset Value of the related Purchased Asset(s).
2.4 Use of Proceeds. Seller shall use the Purchase Price of each Transaction solely for the purpose of originating the related Purchased Asset(s) and/or acquiring the related Purchased Asset(s) from an Approved Originator.
2.5 Price Differential.
(a) Price Differential. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer accrued interest on the Purchase Price for each Purchased Asset calculated from the Purchase Date until, but not including, the date on which the Repurchase Price is paid, in an amount equal to the Price Differential; provided that if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Repurchase Price shall bear a Price Differential from the date due until paid in full at an annual rate equal to the Default Rate. For the avoidance of doubt, upon and after the occurrence of an Aging Event with respect to a Purchased Asset, the Purchase Price for such Purchased Asset shall bear a Price Differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for an Aging Event Asset.
(b) Time for Payment. Price Differential with respect to any Purchased Asset shall be due and payable on the Price Differential Date occurring in the month following the related Purchase Date and thereafter on each subsequent Price Differential Date based in each case upon an invoice provided by Buyer to Seller [***] Business Days before such Price Differential Date setting forth the Price Differential accrued during the Collection Period immediately preceding such Price Differential Date. Notwithstanding anything to the contrary in this Section 2.5(b), in the event the Asset Value of any Purchased Asset is marked to zero and Seller requests Buyer to release its security interest in such Purchased Asset or any Purchased Items related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Asset.
(c) Computations. All computations of Price Differential and fees payable hereunder shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year.

2.6 Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by mutual agreement between Buyer and Seller. The terms and conditions of the Transactions Terms Letter are hereby incorporated and form a part of this Agreement as if fully set forth herein; provided, however, to the extent of any conflict between the terms of this Agreement and the terms of the Transactions Terms Letter, the Transactions Terms Letter shall control.
2.7 Guarantee and/or Additional Security Agreements. As may be determined necessary by Buyer, in its Discretion, from time to time, Guarantor agrees to execute and deliver to Buyer such guarantees and/or additional security agreements to effect the terms herein, which guarantees and/or additional security agreements shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).
ARTICLE 3
PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS
3.1 Request for Transaction; Asset Data Report.
(a) Request for Transaction. Seller shall request a Transaction by delivering to Buyer and Disbursement Agent a Transaction Request, and, to Buyer, electronically or in writing, an Asset Data Record for each Asset intended to be the subject of the Transaction, in each case, no later than (i) 2:00 p.m. (New York City time) on the requested Purchase Date with respect to Dry Mortgage Loans, or (ii) 4:00 p.m. (New York City time) on the requested Purchase Date with respect to Wet Mortgage Loans. Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller. Assuming the satisfaction of all conditions precedent set forth in Article 7 and as otherwise set forth in this Agreement, Buyer may, for any Transaction, confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction Request that Buyer determines fails to comply with the terms and conditions of this Agreement. By submitting a Transaction Request hereunder (i) such Transaction Request shall be deemed to be, and Seller acknowledges and agrees that such Transaction Request shall constitute, notification to Buyer by Seller that Seller wishes to enter into a Transaction under this Agreement and (ii) Seller shall be deemed to have represented and warranted that (a) as of the applicable Purchase Date, all conditions precedent to a Transaction as set forth in Section 7.1 and Section 7.2 of this Agreement have been satisfied, (b) the representations and warranties of Seller set forth in Article 8 of this Agreement are true and correct in all material respects as if made on and as of the date of the applicable Transaction, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and (c) no Potential Default, Event of Early Termination, Event of Default or Material Adverse Effect with respect to Seller has occurred and is continuing.
(b) Form of Transaction Request and Asset Data Record. Buyer shall have the right, with the agreement of Seller (not to be unreasonably withheld or delayed) to revise or supplement the form of the Transaction Request and/or Asset Data Record from time to time.

3.2     Delivery of Mortgage Loan Documents.
(a) Dry Mortgage Loans. Prior to any Transaction related to a Dry Mortgage Loan, Guarantor shall deliver to Buyer or a Custodian, or authorize, direct and cause the Closing Agent to deliver to Buyer or a Custodian, any related Dry Mortgage Loan Documents in accordance with and pursuant to the terms of Section 7.2 and the applicable Custodial Agreement. In addition, with respect to a Transaction the subject of which is a Dry Mortgage Loan, upon the occurrence and during the continuance of a Potential Default or an Event of Default, Guarantor shall deliver to Buyer or a Custodian the related Mortgage Loan Documents and shall authorize, direct and cause the Closing Agent to deliver the related Mortgage Loan Documents directly to Buyer or a Custodian.
(b) Wet Mortgage Loans. With respect to a Transaction the subject of which is a Wet Mortgage Loan, (i) Guarantor shall deliver, or cause to be delivered, the related Dry Mortgage Loan Documents directly to Buyer or a Custodian, in each case, within the Maximum Dwell Time in accordance with the terms of Section 7.2, Exhibit B hereof and the applicable Custodial Agreement and (ii) upon the occurrence and during the continuance of a Potential Default or an Event of Default, Guarantor shall deliver to Buyer or a Custodian the related Mortgage Loan Documents and shall authorize, direct and cause the Closing Agent to deliver the related Mortgage Loan Documents directly to Buyer or a Custodian.
(c) Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Pooled Mortgage Loan, the provisions of the Joint Securities Account Control Agreement and Escrow Agreement shall control, or if there is a Trade Assignment, Guarantor shall deliver to Buyer or a Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2(e) hereof and the applicable Custodial Agreement and Guarantor shall cause the applicable Custodian to deliver a trust receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the related Custodial Agreement. In addition, unless the transaction is subject to the Joint Securities Account Control Agreement and Escrow Agreement, Guarantor shall deliver to Buyer or its designee a duly executed Trade Assignment, as applicable, together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Sections 7.2(e) and 7.2(p).
(d) Government Mortgage Loans. With respect to a Transaction the subject of which is a Government Mortgage Loan, Guarantor shall, at the request of Buyer, deliver to a Custodian (with an electronic copy to Buyer), within forty five (45) calendar days following the Purchase Date for such Mortgage Loan, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the RD.
(e) Mortgage Loan Documents in Guarantor’s Possession. At all times during which the Mortgage Loan Documents related to any Related Mortgage Loan are in the possession of Guarantor, and until the Purchased Mortgage Loan related to such Related Mortgage Loan is repurchased, Guarantor shall hold such Mortgage Loan Documents in trust separate and apart from Guarantor’s own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto. Such Mortgage Loan Documents should be clearly marked as subject to delivery to Buyer.

(f) Other Mortgage Loan Documents in Guarantor’s Possession. With respect to each Related Mortgage Loan, until the Purchased Mortgage Loan related to such Related Mortgage Loan is repurchased, Guarantor shall hold in trust separate and apart from Guarantor’s own documents and assets and for the exclusive benefit of Buyer all mortgage loan documents related to such Related Mortgage Loan and not delivered to Buyer, including the Other Mortgage Loan Documents, as applicable. All such mortgage loan documents shall be clearly marked as subject to the ownership of Buyer.
3.3     Haircut. With respect to each Transaction, Seller shall ensure that there are sufficient funds on deposit in the Wire-out Account such that following the withdrawal of the Haircut related to such Transaction by the Disbursement Agent, the balance of the Wire-out Account is equal to or greater than $0.00.
3.4    Wire-out Account.
(a) Minimum Balance. Seller and Guarantor shall cause the Disbursement Agent to establish and maintain the Wire-out Account as a segregated time or demand deposit account for the benefit of Guarantor and shall at all times maintain a balance in the Wire-out Account of not less than $0.00.
(b) Deposits. Guarantor shall deposit funds into the Wire-out Account in accordance with the terms of this Agreement, including Section 3.3 and Section 3.4(a), and the Disbursement Agent and Account Bank Agreement.
(c) Failure to Maintain Balance. If, at any time, Seller or Guarantor fails to maintain in the Wire-out Account a minimum balance of $0.00 as required hereunder and under the Disbursement Agent and Account Bank Agreement, Buyer shall have the right to immediately stop entering into Transactions with Seller that would require amounts from the Wire-out Account until such time as Seller or Guarantor has made an appropriate deposit into the Wire-out Account such that a minimum balance of $0.00 is on deposit in the Wire-out Account as required hereunder and the Disbursement Agent and Account Bank Agreement.
(d) Location of Wire-out Account. Neither Seller nor Guarantor shall change the identity or location of the Wire-out Account without [***] calendar days prior notice to the Disbursement Agent.
3.5 Payment of Purchase Price.
(a) Payment of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller, or on behalf of Seller to an Approved Payee, as applicable, and simultaneously with the delivery to Buyer (or a Custodian on its behalf) of the Purchased Assets relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of Seller’s right, title and interest in and to the Purchased Assets, together with all right, title and interest of Seller in and to all amounts due and payable under the terms of such Purchased Assets.
(b) Methods of Payment. On or prior to the Purchase Date for each Transaction, subject to the satisfaction of all conditions precedent set forth in Section 7.1 (with respect to the initial Transaction) and Section 7.2 (with respect to all Transactions) and as otherwise set forth in this Agreement, Buyer shall remit or cause to be remitted by wire transfer of same day funds the

Purchase Price for all Transactions to the Disbursement Account on or prior to 4:00 p.m. (New York City time) on such Purchase Date. Upon receipt of such funds and the receipt of the Haircut with respect to such Transactions pursuant to the Disbursement Agent and Account Bank Agreement, as applicable, the related Transaction Request, the Disbursement Agent shall remit such funds by wire transfer in accordance with Seller’s wire instructions set forth in the applicable Transaction Request to Guarantor or to its Approved Payee, as applicable. Notwithstanding the foregoing, Buyer shall not be obligated to direct the Disbursement Agent to pay, and the Disbursement Agent shall not be obligated to pay in accordance with such direction of Buyer, the Purchase Price and the related Haircut, as applicable, under any method of payment to any Person that is not an Approved Payee. Further, the payment of the Purchase Price and the related Haircut, as applicable, by the Disbursement Agent to any Person that is not an Approved Payee shall not make such Person an Approved Payee. Any funds disbursed by Buyer to the Disbursement Account or by the Disbursement Agent to Guarantor or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Each of Guarantor and Seller acknowledges that as a result of Buyer’s or Disbursement Agent’s compliance with such applicable laws, regulations and policies, equipment malfunction beyond the reasonable control of Buyer or the Disbursement Agent, Buyer’s or the Disbursement Agent’s approval procedures or circumstances beyond the reasonable control of Buyer or the Disbursement Agent, the payment of a Purchase Price and the related Haircut, as applicable, may be delayed.
(c) Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction Request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Applicable Law, Buyer may, upon prior notice to Seller, refuse to direct the Disbursement Agent to pay, and the Disbursement Agent shall not pay in accordance with such direction of Buyer, the Purchase Price to such Closing Agent.
(d) Return of Purchase Price. If a Wet Mortgage Loan subject to a Transaction is not closed on the same day on which the Purchase Price was funded, Seller shall promptly return, or cause to be immediately returned (but in any event within [***] of Seller’s or Guarantor’s knowledge or receipt of notice of such non-closure) the Purchase Price with respect to such Wet Mortgage Loan by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F. Further, Seller shall pay Buyer all out of pocket fees and reasonable expenses actually incurred by Buyer in connection with the funding of the Purchase Price for such Wet Mortgage Loan and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer, Seller shall also pay Buyer any Price Differential accrued on such Purchase Price promptly upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.
(e) Disbursement Account.
i.In accordance with the Disbursement Agent and Account Bank Agreement, the Disbursement Agent has established and shall maintain a segregated time or demand deposit account with the Account Bank for and on behalf of Guarantor (the “Disbursement Account”).

ii.Each of Seller and Guarantor hereby grants to Buyer a continuing first-priority security interest in (1) all right, title and interest in and to the Disbursement Account and (2) any funds of Seller or Guarantor at any time deposited or held in the Disbursement Account, whether such funds are required to be deposited and held in the Disbursement Account or otherwise. Seller and Guarantor shall, as a condition precedent to Buyer’s obligation to enter into any Transaction hereunder, cause the Account Bank to enter into the Disbursement Agent and Account Bank Agreement with respect to the Disbursement Account. The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x). Seller and Guarantor each understands and agrees that the Disbursement Account shall be subject to a Disbursement Agent and Account Bank Agreement.
(f) Location of Disbursement Account. Neither Seller nor Guarantor shall change the identity or location of the Disbursement Account without the prior written consent of Buyer. Each of Seller and Guarantor shall from time to time, at its own cost and expense, execute such directions and other papers, documents or instruments as may be reasonably requested by Buyer to reflect Buyer’s security interest in the Disbursement Account.
3.6 Approved Payees and Approved Originators.
(a) Closing Agents. In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price for Wet Mortgage Loans, Guarantor shall be in possession of the following documents and, at all times during which the following documents are in possession of Guarantor, and until the Purchased Mortgage Loan related to such Related Mortgage Loan is repurchased by Seller, Guarantor shall hold such documents in trust separate and apart from Guarantor’s own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto and shall upon the written request of Buyer, immediately deliver such documents to Buyer at the sole expense of Guarantor and such documents shall be clearly marked as subject to delivery to Buyer:
i.(1) a valid blanket Closing Protection Letter, in a form reasonably acceptable to Buyer, issued to Guarantor or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit D hereto; or
(2) if the title company issuing the title policy that covers the applicable Mortgage Loan has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:
(A) a valid Closing Protection Letter, in a form reasonably acceptable to Buyer, issued to Guarantor or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers the closing of this specific Mortgage Loan and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit D hereto; or
(B) with respect to those jurisdictions for which Closing Protection Letters are not available or are limited in their applicability, in each case in the Discretion of Buyer, any other documents, to the extent readily available, which Buyer may request in writing, including without limitation, a duly executed, valid and enforceable assignment to Buyer of Guarantor’s rights under its fidelity bond and errors and omissions policy maintained pursuant to Section 9.8; and
ii. as applicable and following a written request by Buyer, reasonable evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Guarantor, have been delivered to such Closing Agent.
(b)     Closing Agent Approval Process. Upon possession and retention by Guarantor of the documents set forth in Section 3.6(a) in accordance with Section 3.6(a) and Section 9.9, such Closing Agent shall be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent as an Approved Payee if Seller does not deliver such documents set forth in Section 3.6(a) to Buyer in accordance with Section 3.6(a) or if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent which Buyer determines materially and adversely affects the Closing Agent or otherwise makes the Closing Agent unacceptable as an Approved Payee. Buyer shall promptly notify Seller of any withdrawal of approval of an Approved Payee. Notwithstanding anything to the contrary herein, the withdrawal of any such approval described herein shall not (a) cause the termination or modification of any existing Transaction, or (b) void the terms of any Funding Notice except to the extent it relates to Mortgage Loans to be processed by a Closing Agent that is not an Approved Payee for specific Mortgage Loans delivered by the Buyer to the Seller on or before Seller or Guarantor receives written notice of such withdrawal.
(c) Correspondent of Guarantor. Guarantor agrees to designate correspondents of Guarantor as Approved Originators with respect to any Mortgage Loan pursuant to the process and standard as generally described to the Buyer as of the date of this Agreement.
3.7     Delivery of Mortgage-Backed Securities. With respect to Related Mortgage Loans that are Pooled Mortgage Loans, Buyer shall release its interests in the Purchased Mortgage Loan related to such Related Mortgage Loans simultaneously with the Settlement Date of a Mortgage-Backed Security backed by a Pool containing Related Mortgage Loans. Provided that such Mortgage-Backed Security has been issued to the Depository in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the related Related Mortgage Loan as asset related to the Asset that is subject to the related Transaction.
ARTICLE 4
REPURCHASE
4.1 Repurchase Price.
(a) Payment of Repurchase Price. The Repurchase Price for each applicable Purchased Asset shall be payable in full by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F upon the earliest to occur of (i) the Repurchase Date of the related Purchased Asset, (ii) at Buyer’s sole option, upon the occurrence of any Repurchase Acceleration Event with respect to such Purchased Asset, (iii) at Buyer’s sole option, upon the occurrence and continuance of an Event of Default, or (iv) the Facility Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase and Buyer will sell any Purchased Asset hereunder on demand to Seller without any prepayment penalty or premium. In such circumstance, Buyer shall direct the Disbursement Agent to apply the Repurchase Price received from Seller in accordance with Section 4.8.
(b) Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets and any related Purchased Items and the simultaneous transfer of the Repurchase Price to an account of Buyer (in each case subject to the provisions of Section 6.4), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that, Buyer shall not be deemed to have terminated or conveyed its interest in such Purchased Assets and any related Purchased Items if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b). With respect to Related Mortgage Loans, Seller is obligated to obtain the related Mortgage Loan Documents from the applicable Custodian at Seller’s expense on or following the Repurchase Date. On each Repurchase Date (or such other date on which the Repurchase Price, less any Price Differential due on the next succeeding Price Differential Date, is received in full by Buyer), Buyer shall be deemed to have simultaneously released the pledge of the applicable Purchased Asset and any related Purchased Items in each case without any further action by Buyer or any other Person and such Purchased Asset and any related Purchased Items shall be transferred to Seller or its designee free and clear of any liens, pledges or encumbrances. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), Seller shall, with the prior written consent of Buyer, take such action that is necessary to revise the Participation Certificate (as defined in the Participation Agreement) to reflect the removal of the applicable Related Mortgage Loans or Mortgage-Backed Securities, as applicable, with respect to the applicable Purchased Assets and any related Purchased Items, and Seller shall provide Buyer with evidence, reasonably satisfactory to Buyer of the same. To the extent any Uniform Commercial Code financing statement filed against Seller by Buyer specifically identifies such Purchased Asset and any related Purchased Items or, upon Seller’s request, at the expense of Seller and within reasonable time to file such Uniform Commercial Code financing statement, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset and any related Purchased Items from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset and any related Purchased Items, free and clear of any other interests or Liens caused by Buyer’s actions or inactions.
4.2 Repurchase Acceleration Events. In respect of any Purchased Asset, the occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to one or more Purchased Assets, as the case may be:
(a) Buyer has determined that the Purchased Asset is a Defective Asset;

(b) [***] calendar days elapse from the date the related Mortgage Loan Documents were delivered to an Approved Investor and such Approved Investor has not returned such Mortgage Loan Documents or purchased such Purchased Asset, unless an extension is granted by Buyer;
(c) [***] Business Days elapse from the date of a related Mortgage Loan Document was delivered to Seller for correction or completion or for servicing purposes, without being returned to Buyer or its designee;
(d) with respect to a Wet Mortgage Loan, Seller fails to deliver to Buyer the related Dry Mortgage Loan Documents within the Maximum Dwell Time with respect to Seller’s obligation to deliver the related Dry Mortgage Loan Documents to Buyer or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Maximum Dwell Time with respect to Seller’s obligation to deliver the related Dry Mortgage Loan Documents to Buyer or a Custodian;
(e) regardless of whether a Purchased Mortgage Loan is a Defective Asset, a foreclosure or similar type of proceeding is initiated with respect to such Mortgage Loan;
(f) the further sale of a Purchased Asset or Related Mortgage Loan by Seller or Guarantor to any party other than an Approved Investor;
(g) with respect to any Pooled Mortgage Loan that has been pooled to support a Mortgage-Backed Security issued by Guarantor and fully guaranteed by Ginnie Mae for which Buyer has executed a Form HUD 11711A, a Custodian ceases to hold the applicable Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time prior to the issuance of the related Mortgage-Backed Security, or with respect to all other Purchased Mortgage Loans, a Custodian ceases to hold the applicable Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time other than as released pursuant to, and in accordance with, the terms of the applicable Custodial Agreement;
(h) with respect to any Pooled Mortgage Loan, if the applicable Agency has not issued the related Mortgage-Backed Security to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date;
(i) with respect to any Mortgage-Backed Security that is subject to a Transaction pursuant to Section 3.7, if Buyer has not received the related Takeout Price from the Approved Investor on the related Settlement Date set forth in the related Purchase Commitment; or
(j) with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if Guarantor has failed to deliver the related Trade Assignment, if applicable, to Buyer in accordance with the requirements set forth in Section 7.2(p).
4.3 Reduction of Asset Value as Alternative Remedy. In lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Asset (to as low as zero) and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Sections 741(5) and (8), respectively.

4.4 Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Buyer determines that any Change in Law, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, in any case shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by this Agreement, (a) Buyer shall cease to have any obligation hereunder to enter into or to continue to maintain Transactions and any such obligations shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earliest to occur of (i) the date required by any financial institution providing funds to Buyer, (ii) the sale of the Purchased Assets in accordance with and subject to the terms of this Agreement; it being understood that this clause (ii) does not expand Buyer’s rights to sell such Purchased Assets beyond the rights otherwise afforded to Buyer pursuant to this Agreement and (iii) the date as of which Buyer determines that such Transactions are unlawful to maintain.
4.5 Increased Costs.
(a) Notwithstanding anything to the contrary in this Agreement, if Buyer determines that any Change in Law (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets or changes the basis of taxation of payments to Buyer in respect thereof, in each case excluding any Indemnified Taxes (which shall be governed by Section 12.3), Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer reasonably deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets or (2) promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.
(b) If Buyer has determined that any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by Applicable Law with the interpretation or administration thereof, or compliance by Buyer or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the date hereof, has or would have effect of reducing the rate of return on the capital of Buyer as a consequence of its obligations hereunder or arising in connection herewith to a level below that which Buyer could have achieved but for such introduction, change, compliance or change (taking into consideration the policies of Buyer with respect to capital adequacy or liquidity) by an amount deemed by Buyer to be material, then from time to time, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets without penalty or (2) promptly pay Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.
If Buyer becomes entitled to claim any additional amounts pursuant to this Section 4.5, it shall promptly submit to Seller a certificate as to such additional or increased cost or reduction, showing the basis for such claim or demand in reasonable detail including calculation thereof, which basis must be reasonable and supported, which certificate shall be conclusive absent manifest error.
4.6 Effect of Applicable Pricing Rate Transition Event.
(a) Applicable Pricing Rate Replacement. Notwithstanding anything to the contrary herein or in any other Principal Agreements, if an Applicable Pricing Rate Transition Event or an Early Opt-in Election, as applicable, and its related Applicable Pricing Rate Replacement Date have occurred prior to the Reference Time in respect of any determination of the Applicable Pricing Rate on any date, the Applicable Pricing Rate Replacement will replace the then-current Applicable Pricing Rate for all purposes hereunder or under any Principal Agreement in respect of such determination on such date and all determinations on all subsequent dates. If the Applicable Pricing Rate Replacement is determined in accordance with clause (a) or (b) of the definition of “Applicable Pricing Rate Replacement,” in connection with an Applicable Pricing Rate Transition Event, such Applicable Pricing Rate Replacement will become effective as of the Reference Time on the Applicable Pricing Rate Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement. If the Applicable Pricing Rate Replacement is determined in accordance with clause (c) of the definition of “Applicable Pricing Rate Replacement” or in connection with an Early Opt-in Election, such Applicable Pricing Rate Replacement will become effective at 5:00 p.m. on the [***] Business Day after the date notice of such Applicable Pricing Rate Replacement is provided to Seller without any amendment to this Agreement or further action or consent of Seller so long as the Administrative Agent has not received, by such time, written notice of objection to such Applicable Pricing Rate Replacement from Buyer.
(b) Applicable Pricing Rate Replacement Conforming Changes. In connection with the implementation of an Applicable Pricing Rate Replacement, Buyer will have the right to make Applicable Pricing Rate Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Applicable Pricing Rate Replacement Conforming Changes will become effective without any further action or consent of Seller.
(c) Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) any occurrence of an Applicable Pricing Rate Transition Event or an Early Opt-in Election, as applicable, and its related Applicable Pricing Rate Replacement Date, (ii) the implementation of any Applicable Pricing Rate Replacement, (iii) the effectiveness of any Applicable Pricing Rate Replacement Conforming Changes (iv) the removal or reinstatement of any tenor of a Applicable Pricing Rate pursuant to clause (d) below and (v) the commencement or conclusion of any Applicable Pricing Rate Unavailability Period. Any determination, decision or election that may be made by Buyer pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding and may be made in Buyer’s Discretion and without consent from Seller except, in each case, as expressly required pursuant to this Section 4.6.
(d) Unavailability of Tenor of Pricing Rate Replacement. Notwithstanding anything to the contrary herein or in any other Principal Agreement, at any time and with respect to any Collection Period, if the Applicable Pricing Rate at such time is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Applicable Pricing Rate is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its Discretion or (B) the regulatory supervisor for the administrator of such Applicable Pricing Rate has provided a public statement or publication of information announcing that any tenor for such Applicable Pricing Rate is or will be no longer representative, then, Buyer may (i) modify the definition of “Collection Period” for any Applicable Pricing Rate settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for an Applicable Pricing Rate (including an Applicable Pricing Rate Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for an Applicable Pricing Rate (including an Applicable Pricing Rate Replacement), then Buyer may modify the definition of “Collection Period” for all determinations of interest at or after such time to reinstate such previously removed tenor.
4.7 Payments Pursuant to Sale to Approved Investors. Seller or Guarantor shall direct each Approved Investor purchasing a Purchased Asset, Mortgage-Backed Security with respect to a Purchased Asset or Related Mortgage Loan to pay directly to Buyer or its designee in accordance with Buyer’s wire instructions set forth on Exhibit F or the Joint Securities Account Control Agreement and Escrow Agreement, as directed by Buyer, by wire transfer of immediately available funds to the Funding Deposit Account, the applicable Takeout Price in full and without set-off on the date set forth in the applicable Purchase Commitment. In addition, Seller or Guarantor shall provide Buyer with a Purchase Advice relating to such payment. Neither Seller nor Guarantor shall direct the Approved Investor to pay to Buyer an amount less than the full Takeout Price or modify or otherwise change the wire instructions for payment of the Takeout Price provided to Approved Investor by Buyer. Buyer shall apply all amounts received from an Approved Investor for the account of Seller in accordance with Section 4.8, subject to Section 4.12. Buyer may reject any such shortfalls, any amount received from an Approved Investor and not release the related Purchased Asset, Mortgage-Backed Security with respect to a Purchased Asset or Related Mortgage Loan if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full Takeout Price, without set-off or (c) the amount received is not sufficient to pay the related Repurchase Price in full. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s option, if the amount received from the Approved Investor does not equal or exceed the related Repurchase Price, Buyer may accept the amount received from the Approved Investor and demand payment of such remaining amount from Seller and Seller, upon receipt of such demand from Buyer, shall immediately pay Buyer such remaining amount. If Seller or Guarantor receives any funds intended for Buyer, Seller or Guarantor shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F together with providing Buyer with a settlement statement for the transaction.
4.8 Distributions of Funds from the Funding Deposit Account. Buyer shall cause funds paid by Seller, any Servicer or an Approved Investor and on deposit in the Funding Deposit Account to be applied by the Funding Deposit Account Bank on the same day that such funds were deposited in the Funding Deposit Account as follows:
(a) first, to Buyer the outstanding Repurchase Price of any Resolved Asset; provided, however, that Buyer shall be entitled to not apply any portion of such Repurchase Price included in the Repurchase Price pursuant to clause (c) of the definition of “Repurchase Price” and instead, to include such portion of such Repurchase Price in a subsequent invoice provided by Buyer to Seller pursuant to Section 2.5(b);

(b) second, to satisfy any outstanding Margin Deficit as provided in Section 6.3(b); and
(c) third, subject to Section 4.12, to Seller, by remitting such amounts to the Guarantor’s operating account as directed in writing by Guarantor to Buyer, or, if an Event of Default has occurred and is continuing, to the Collection Account (as defined in the Credit Agreement).
Buyer and Seller intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).
4.9 Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at an annual rate equal to the sum of the Applicable Pricing Rate plus the applicable Type Margin during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied in accordance with Section 4.12 and Section 4.8 and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Indemnified Taxes imposed by any Governmental Authority, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Indemnified Taxes, as set forth, and subject to, Sections 4.5 and 12.3. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense, unless otherwise expressly permitted by Buyer in writing in Buyer’s Discretion.
4.10 Book Account. Buyer and Seller shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. Notwithstanding the foregoing, Seller shall be responsible for maintaining its own book account and records of Transactions entered into with Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Seller to maintain an account on its books with information regarding any Transaction shall not excuse Seller’s timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.
4.11 Full Recourse. The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.
4.12 Payments to Seller. Buyer shall pay, or cause to be paid to, Seller all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date on which both (1) a payment by Guarantor, Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy has been made to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F; provided, however, that funds and Purchase Advices received by Buyer after 4:00 p.m. (New York City time) shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.
4.13 Voluntary Surrender of Approvals. If Guarantor voluntarily chooses to surrender its Approvals with one or more Agencies in accordance with the proviso included in Section 8.1(v), notwithstanding anything to the contrary in this Agreement, (a) Buyer shall cease to have any obligation hereunder to enter into Transactions and any such obligations shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable within ninety (90) calendar days after the earlier of (i) written notice of such voluntary surrender shall have been given to Seller by Buyer or (ii) the date of such voluntary surrender.
ARTICLE 5
FEES
5.1 Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement and the Transactions Terms Letter when they become due and owing. In addition, Seller shall pay any fees payable to the Disbursement Agent pursuant to the Disbursement Agent and Account Bank Agreement and shall pay any fees payable to any calculation agent appointed by Buyer, or reimburse Buyer for any such fees payable to any such calculation agent, based upon invoices, from time to time, provided by Buyer to Seller.
ARTICLE 6
SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE
6.1 Precautionary Grant of Security Interest in Purchased Assets and Purchased Items. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.5 and the expressed intent of the parties, if any Transactions are deemed to be loans, as security for the performance of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Purchased Items and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Purchased Items. Possession of any promissory notes, instruments or documents by a Custodian shall constitute possession on behalf of Buyer.
Each of Seller and Guarantor acknowledges that Buyer is the owner of a Participation Interest in the Servicing Rights related to any Related Mortgage Loan, but, for the avoidance of doubt, Buyer acknowledges that Guarantor retains legal title to the Servicing Rights in respect of the Mortgage Loans constituting the Purchased Assets. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that a Participation Interest in the Servicing Rights related to any Related Mortgage Loan were not sold to Buyer or that the Servicing Rights are not an interest in such Related Mortgage Loan and are severable from such Related Mortgage Loan despite Buyer’s, Guarantor’s and Seller’s express intent herein and the other Principal Agreement to treat a Participation Interest in them as included in the purchase and sale transaction, each of Seller and Guarantor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Related Mortgage Loans, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, each of Seller and Guarantor further grants, assigns and pledges to Buyer a first priority security interest in and lien upon its rights to (i) all documentation and rights to receive documentation related to such Servicing Rights and the servicing of each of the Related Mortgage Loans, (ii) all Income related to the Purchased Assets received by Guarantor or Seller, (iii) all rights to receive such Income, (iv) all other Purchased Items, and (v) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Guarantor’s and Seller’s obligations to Buyer hereunder and under any other Principal Agreement.
At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and related Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by Applicable Law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.
6.2 Servicing.
(a)     Servicing. In recognition that Guarantor retains legal title to the Servicing Rights in respect of each Related Mortgage Loan, subject to paragraphs (b) and (c) below, Guarantor shall continue to service the Related Mortgage Loans directly or another Servicer shall service the Related Mortgage Loans pursuant to the applicable Servicing Agreement and Servicer Notice.
(b) Appointment of Servicer. Upon the occurrence of an Event of Default and for so long as the Event of Default is continuing, Buyer shall have the right to direct the servicing of the Related Mortgage Loans subject to the applicable Servicing Agreement and Servicer Notice, if any, and in the event Guarantor is servicing such Mortgage Loans directly (i.e., without the use of any other Servicer), then Buyer may, in its Discretion, appoint a successor servicer to service any Related Mortgage Loan which shall include, as a priority, any Servicers previously approved by the Guarantor, Seller and Buyer (each a “Successor Servicer”). In the event of such an appointment, Guarantor and Seller, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related Servicing Records held by Guarantor or Seller, together with all funds in the Custodial Account and other receipts relating to such Related Mortgage Loan, are promptly delivered to the Successor Servicer. Guarantor and Seller shall have no claim for servicing fees, lost profits or other damages if Buyer appoints a Successor Servicer in accordance with this Section 6.2(b). The fact that a Servicer may be entitled to a servicing fee for interim servicing of the Related Mortgage Loans or that Buyer may provide a separate notice of default to a Servicer regarding the servicing of the Related Mortgage Loans shall not affect or otherwise change Buyer’s ownership of a Participation Interest in the Servicing Rights related to the Related Mortgage Loans.
(c) Interim Servicing Period; No Servicing Fee or Income. Buyer shall have no right to terminate Guarantor or Servicer, as applicable, as the interim servicer other than during the existence of an Event of Default, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(m).

(d) Servicing Agreement. If there is a Servicer of the Related Mortgage Loans other than Guarantor, Buyer or an Affiliate of Buyer, Seller or Guarantor may enter into a Servicing Agreement and a Servicer Notice with such Servicer, which such Servicing Agreement shall be acceptable to Buyer in its Discretion, and such Servicer Notice shall be substantially in the form attached hereto as Exhibit G or such other form approved by Buyer in the Discretion of Buyer. Without the prior written consent of Buyer, exercised in Buyer’s Discretion, neither Guarantor nor Seller shall agree to (1) any modification, amendment or waiver of any Servicing Agreement that could reasonably be expected to (x) result in an increase in the subservicing fees payable to such Servicer in an aggregate cumulative amount of [***] or more during the term of this Agreement (other than to the extent such increase is the result of additional services being provided by Servicer under such Servicing Agreement) or (y) be materially adverse to the Buyer, (2) any termination of any Servicing Agreement unless such relates to the transfer to a previously approved Servicer or (3) the assignment, transfer, or material deletion of any of its rights or obligations (in respect of any Related Mortgage Loan) under any Servicing Agreement.
(e) Servicing Obligations of Seller and Guarantor. Guarantor shall, or pursuant to the applicable Servicing Agreement, Seller or Guarantor, as applicable, shall cause, each Servicer to:
(i) service and administer the Related Mortgage Loans in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of the Agency Guides, Applicable Law, FHA Regulations, VA Regulations and RD Regulations, the requirements of any private mortgage insurer, as applicable, and the requirements of any applicable Purchase Commitment and the related Approved Investor, so that neither the eligibility of the Related Mortgage Loan and any related Mortgage-Backed Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement, RD Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any such Related Mortgage Loan, if any, is voided or reduced by such servicing and administration;
(ii) subject to Section 6.2(g), and to the extent not otherwise held by a Custodian, at all times maintain and safeguard the Mortgage Loan File for the Related Mortgage Loan in accordance with Applicable Law and lending industry custom and practice and shall hold such Mortgage Loan File in trust for Buyer, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer or a Custodian, as applicable, pursuant to Section 3.2, and accurate and complete records of its servicing of the Related Mortgage Loan; Guarantor’s, Seller’s or Servicer’s possession of such Mortgage Loan File is for the sole purpose of servicing such Related Mortgage Loan and such retention and possession by Guarantor, Seller or such Servicer is in a custodial capacity only;
(iii) allow Buyer to, and Buyer may, at any time during Guarantor’s and Seller’s business hours on reasonable notice, examine and make copies of such documents and records, and Guarantor or Seller shall deliver the originals of such documents and records to Buyer or its designee;
(iv) at Buyer’s reasonable written request, promptly deliver to Buyer reports regarding the status of any Related Mortgage Loan being serviced by it, which reports shall include, but shall not be limited to, a description of any delinquency thereunder for equal to or more than thirty (30) calendar days or such other circumstances that would reasonably be expected to cause a material adverse effect with respect to the market value of such Related Mortgage Loan, Buyer’s or Guarantor’s title to such Related Mortgage Loan or the collateral securing such Related Mortgage Loan; such reports are required to be delivered until the repurchase of the Purchased Mortgage Loan with respect to such Related Mortgage Loan by Seller, in all cases to the extent readily available; and
(v) advance all reasonable, customary and/or necessary “out of pocket” costs and expenses (including reasonable outside attorneys’ fees and disbursements) incurred in the performance by Servicer of its servicing obligations, including, but not limited to, (1) real estate taxes and assessments (including HOA/COA) and other charges which are or may become a lien upon the Mortgaged Property, (2) insurance premiums, (3) expenses necessary to prevent or cure a violation of Applicable Laws, (4) customary expenses for collection and enforcement of foreclosure or deficiency judgments and (5) cost of appraisals and valuations.
(f) Sale or Transfer of Servicing Rights by Buyer. Following any Event of Default, Buyer may sell or transfer any rights to service a Purchased Mortgage Loan with written notice but without the prior written consent of Seller or any Servicer.
(g) Release of Mortgage Loan Files. Guarantor or Seller shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is (1) incidental to the servicing of the related Related Mortgage Loan and pursuant to and in accordance with the applicable Custodial Agreement, (2) required to complete the Purchase Commitment, or (3) required by law.
(h) Custodial Account.
(i) Guarantor shall establish and maintain a segregated time or demand deposit account with the Account Bank for the benefit of Buyer (the “Custodial Account”) and, shall promptly deposit or cause Servicer to deposit (but in no event later than the date set forth in the applicable Servicing Agreement, or within one (1) Business Day of receipt thereof in the event Guarantor is the Servicer) into the Custodial Account all Income received with respect to each Purchased Asset sold hereunder other than Income Buyer agrees with the Guarantor may be retained in a segregated custodial account of the Servicer. In the event Guarantor is not the Servicer, Guarantor shall cause the Servicer to deposit such amounts into the Custodial Account in the manner set forth in the applicable Servicing Agreement. The Custodial Account may not be a deposit account that is established to serve as a custodial account for mortgage loans that Guarantor, Seller or Servicer services for other parties. Under no circumstances shall Guarantor, Seller or Servicer deposit any of its own funds into the Custodial Account or otherwise commingle its own funds with funds belonging to Buyer as owner of any Purchased Asset. If Guarantor, Seller or Servicer fails to segregate any funds and commingles them with any source in breach of this Agreement, Guarantor, Seller or Servicer agrees that its share of the commingled funds is assumed to have been spent first with any remaining balance to be deemed to belong to Buyer.
(ii) Guarantor hereby grants to Buyer a continuing first priority security interest in (1) all right, title, and interest in and to the Custodial Account and (2) any funds of Seller or

Guarantor at any time deposited or held in the Custodial Account, whether such funds are required to be deposited and held in the Custodial Account or otherwise. Seller and Guarantor shall, as a condition precedent to Buyer’s obligation to enter into any Transaction hereunder, cause the Account Bank to enter into the Custodial Account Control Agreement with respect to the Custodial Account. The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x). Each of Seller and Guarantor understands and agrees that the Custodial Account shall be subject to a Custodial Account Control Agreement.
(iii) Any Income received with respect to a Purchased Asset purchased hereunder (other than any interest accrued thereon during the period of time up to but not including the Purchase Date for such Purchased Asset), shall be segregated as described above and held in trust for the exclusive benefit of Buyer as the owner of such Purchased Asset and shall be released only as follows:
(1) if a Successor Servicer is appointed by Buyer following a Servicer Termination Event, all amounts deposited in the Custodial Account with respect to Related Mortgage Loans to be so serviced shall be transferred into an account established by the Successor Servicer pursuant to its agreement with Buyer; or
(2) after the occurrence and during the continuance of an Event of Default, upon instruction by Buyer.
(i) Location of Custodial Account. Each of Seller and Guarantor shall ensure that there is no change in the identity or the location of the Custodial Account without the prior written consent of Buyer.
(j) Accounting of Custodial Account. Seller and Guarantor shall provide, and shall cause Servicer to provide, Buyer with read-only access to the Custodial Account. Guarantor or Seller shall promptly deliver to each of Buyer and the Disbursement Agent photocopies of all periodic bank statements and other records relating to the Custodial Account as Buyer may from time to time request.
(k) Servicer Notice. As a condition precedent to Buyer funding the Purchase Price for any Purchased Mortgage Loan serviced by a Servicer other than Guarantor, Seller, Buyer, or an Affiliate of Buyer, Guarantor or Seller shall provide to Buyer a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Related Mortgage Loans and ownership of a Participation Interest in the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default or Servicer Termination Event, subject to Guarantor’s appointment right set forth in the first sentence of Section 6.2(m), from Buyer, it will follow the instructions of Buyer with respect to the servicing of the related Related Mortgage Loans.
(l) Notification of Servicer Defaults. If Seller or Guarantor should discover that for any reason whatsoever, any entity responsible to Guarantor or Seller by contract for managing or servicing any Related Mortgage Loan has failed to perform fully Guarantor’s or Seller’s obligations with respect to the management or servicing of such Related Mortgage Loan as required under this

Agreement or any of the obligations of such entities with respect to the Related Mortgage Loan as delegated by Seller or Guarantor pursuant to any Servicing Agreement, Guarantor or Seller shall promptly notify Buyer.
(m) Termination. If a Servicer Termination Event with respect to a Servicer other than Guarantor shall occur (which has not been waived by Buyer in its sole and absolute discretion) and no Event of Default has occurred and is continuing, then Guarantor shall have the right to designate a successor Servicer acceptable to Buyer, in Buyer’s Discretion (it being agreed that existing Servicers previously approved by Buyer shall be acceptable), by proposing the identity of such successor Servicer to Buyer in writing no later than [***] Business Days following the applicable Servicer Termination Event. If (x) Guarantor has not proposed a successor Servicer to Buyer in writing within [***] Business Days following the applicable Servicer Termination Event in accordance with the immediately preceding sentence; (y) Buyer has not accepted, in Buyer’s Discretion, the successor Servicer proposed by Guarantor to Buyer in accordance with the immediately preceding sentence within [***] Business Days following such applicable Servicer Termination Event; or (z) the actual servicing of the Related Mortgage Loans has not been transferred to the successor Servicer proposed by Guarantor and in accordance with the immediately preceding sentence and accepted by Buyer, in Buyer’s Discretion, within [***] calendar days following the applicable Servicer Termination Event, then Buyer shall have the right at any time to immediately terminate, and Guarantor and Seller shall terminate any Servicer’s (as applicable) right to service the Related Mortgage Loans due to a Servicer Termination Event without payment of any penalty or termination fee. Seller and Guarantor (including Guarantor as Servicer) shall cooperate cause the applicable Servicer (other than Guarantor) to cooperate, in transferring the servicing of the Related Mortgage Loans to a successor servicer appointed or accepted, as applicable, by Buyer in accordance with the terms hereof. For the avoidance of doubt, any termination of a Servicer’s rights to service by Buyer as a result of an Event of Default of the type stated in Section 11.1(q) that has not been waived shall be deemed part of an exercise of Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.
(n) Buyer’s Right to Service. Buyer or its designee, upon the occurrence of an Event of Default or, subject to Guarantor’s appointment right set forth in the first sentence of Section 6.2(m), a Servicer Termination Event, shall be entitled to service some or all of the Related Mortgage Loans, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to Seller or a Servicer, with a copy to Guarantor, as applicable, that Buyer desires to service some or all of the Related Mortgage Loans following the occurrence of an Event of Default, or, subject to Guarantor’s appointment right set forth in the first sentence of Section 6.2(m), a Servicer Termination Event, Seller and Guarantor shall promptly cooperate, and Seller and Guarantor shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer or its designee, at Seller’s or Guarantor’s sole expense. Upon Buyer’s or its designee’s servicing of the Related Mortgage Loans, (i) Buyer may, in its own name, in the name of Guarantor or Seller, or otherwise demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for such Related Mortgage Loan(s), but shall be under no obligation to do so; (ii) Guarantor or Seller shall, if Buyer so requests, pay to Buyer all amounts received by Guarantor or Seller upon or in respect of such Purchased Mortgage Loan(s) or other Purchased Assets, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held as part of the Purchased Assets or applied against any outstanding Repurchase Price owed Buyer.

(o) All Transactions Include a Participation Interest in Servicing Rights. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of a Purchased Asset, which includes a Participation Interest in the Servicing Rights related thereto. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, the Servicing Rights related to the Purchased Assets are not severable from or to be separated from the Mortgage Loans related to the Purchased Assets and such Servicing Rights and other servicing provisions of this Agreement and any other Principal Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Principal Agreements. Buyer acknowledges that Guarantor retains legal title to the Mortgage Loans constituting the Purchased Assets and legal title to the Servicing Rights in respect of the Mortgage Loans constituting the Purchased Assets, and that the sale of the Participation Interest in the Servicing Rights does not sever the Servicing Rights from the Related Mortgage Loans.
6.3 Margin Account Maintenance.
(a) Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Asset at any time in accordance with the terms hereof.
(b) Margin Deficit and Margin Call. If Buyer or its designee shall determine at the close of business on any Business Day that the Aggregate Outstanding Purchase Price of all Transactions exceeds the Minimum Maintenance Amount with respect to the Purchased Assets by [***] or more (in any such case, a “Margin Deficit”), then Buyer may at its sole option, and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:
(i) deposit cash into the Margin Call Reserve Account so that the Minimum Maintenance Amount will thereupon equal or exceed the Aggregate Outstanding Purchase Price (for purposes of clarity, after giving effect to any credit to the Purchase Price of the related Transaction(s) pursuant to Section 6.3(d)) of all Transactions; or
(ii) pay one or more Repurchase Prices in accordance with Section 6.4, as applicable, in an amount sufficient to reduce the related Purchase Price so that the Aggregate Outstanding Purchase Price of all Transactions is less than or equal to the Minimum Maintenance Amount.
If on any day either (i) the aggregate Market Value of all the Purchased Assets subject to all Transactions exceeds the aggregate Minimum Maintenance Amount for all such Transactions, or (ii) the aggregate unpaid principal balance of the Purchased Assets subject to all Transactions exceeds the aggregate Minimum Maintenance Amount for all such Transactions (such amount, a “Margin Excess”), then, so long as no Event of Default exists, in each case with respect to any Margin Excess in excess of [***], Sellers may request in writing that Buyer transfer to Seller cash (if any is held on deposit in the Margin Call Reserve Account) in an amount equal to such Margin Excess.
Any notice given on a Business Day on or prior to 9:30 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on such Business Day. Any notice given on a Business Day following 9:30 a.m. (New York City time)

shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the next subsequent Business Day following such notice.
(c) Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
(d) Credit to Repurchase Price. Any cash transferred to the Margin Call Reserve Account pursuant to this Section 6.3 shall be credited to the Purchase Price of the related Transaction(s).
6.4 Repurchase and Release of Purchased Assets. Provided that no Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Seller may repurchase a Purchased Asset by paying, or causing an Approved Investor to pay, to Buyer by depositing cash into the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F, subject to Sections 4.6 and 4.7, the Repurchase Price.
Upon receipt of the applicable Repurchase Price and, in the event the applicable Repurchase Price is received pursuant to Section 6.3(b)(ii), upon written request from Seller to Buyer, as applicable, as set forth above, Buyer shall (i) with respect to Related Mortgage Loans, deliver or shall cause the applicable Custodian to deliver the related Mortgage Loan Documents in the possession of such Custodian to Seller or its designee, if such documents have not already been delivered pursuant to a Bailee Agreement and (ii) with respect to related Mortgage-Backed Securities, deliver the Mortgage-Backed Security to Seller, its designee or Approved Investor, as applicable, on a delivery versus payment basis; provided, however, that notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to provide more than five (5) such releases to any Approved Investor for purposes of pooling with an Agency (which release may relate to more than a single Related Mortgage Loan) on any day. If any such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Deficit in the manner specified in Section 6.3(b). Buyer shall have no obligation to release a repurchased Purchased Asset or terminate its security interest in such Purchased Asset until such Margin Deficit is satisfied and, in the event the applicable amount is received pursuant to Section 6.3(b)(ii), Seller has provided a prior written request for such release.
6.5 Repurchase Transactions. Beginning on the related Purchase Date and prior to the related Repurchase Date for a Transaction, Buyer shall have free and unrestricted use of all related Purchased Assets and may in its Discretion and without notice to Seller engage in repurchase transactions with respect to any or all of such Purchased Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of such Purchased Assets (such transactions, “Repurchase Transactions”), provided that no such Repurchase Transaction shall relieve such Buyer of its obligation to transfer Purchased Assets to Seller (and not substitutions thereof) pursuant to the terms hereof. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Asset or Purchased Item delivered to Buyer by Seller. Seller shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. Other than for tax and accounting purposes, each of Seller and Guarantor shall not take any action inconsistent with Buyer’s ownership of a Purchased Asset and shall not claim any legal, beneficial or other interest in such a Purchased Asset other than the limited right and obligations to provide servicing of such Related Mortgage Loans where Buyer designates Guarantor as servicer as provided in Section 6.2.
6.6 Periodic Due Diligence. Each of Guarantor and Seller acknowledges that Buyer has the right at any time during the term of this Agreement to perform continuing due diligence reviews with respect to the

Purchased Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Principal Agreement, or otherwise, and each of Guarantor and Seller agrees that upon no less than [***] Business Day’s prior notice to Guarantor (provided that upon the occurrence of a Potential Default or an Event of Default which has not been waived by Buyer in writing, no such prior notice shall be required, Buyer or its authorized representatives will be permitted during normal business hours to (i) examine, inspect, make copies of, and make extracts of, the Mortgage Loan Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Guarantor, Seller, a Custodian or Servicer (including, and not limited to, any and all documents, records, agreements, instruments or information relating to any report delivered pursuant to Section 9.1) and (ii) discuss the business, operations, assets and financial condition of Seller and Guarantor and their respective Affiliates and Subsidiaries with its officers and employees and to examine its books of account and make copies and/or extracts thereof. Further, Guarantor will make available to Buyer, at such time and location as Buyer may reasonably request, a senior and knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Buyer, any and all reasonable questions that any authorized representative of Buyer may address to them in reference to the Mortgage Loan Files, Purchased Assets and the financial condition or affairs of Seller and its Affiliates and Subsidiaries. Without limiting the generality of the foregoing, each of Guarantor and Seller acknowledges that Buyer shall purchase Assets from Seller based solely upon the information provided by Seller to Buyer in the Transaction Request, the Asset Data Records and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to re-underwrite any of the Purchased Assets and/or Related Mortgage Loans itself or engage a third party underwriter to perform such re-underwriting. Each of Guarantor and Seller agrees to cooperate with Buyer and any third party underwriter in connection with such re-underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to Guarantor and Seller and such Purchased Assets and/or Related Mortgage Loans in the possession, or under the control, of Seller. Seller and Buyer further agree that so long as no Event of Default has occurred and is continuing, all inspections shall be coordinated through Buyer so that not more than two such inspection described in this Section 6.6 shall occur in any fiscal year. All reasonable and documented out-of-pocket costs and expenses directly incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.6 shall be paid by Seller; provided, that so long as no Event of Default has occurred and is continuing, such expense to be paid by Seller shall not exceed [***] per year.
ARTICLE 7
CONDITIONS PRECEDENT
7.1 Initial Transaction. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder:
(a) Seller shall have delivered to Buyer, in form and substance reasonably satisfactory to Buyer:
(i) each of the Principal Agreements duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;
(ii) an opinion of Seller’s and Guarantor’s counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s first priority lien on and perfected security interest in the Purchased Assets and Purchased Items; a non-contravention, enforceability and corporate opinion with respect to Seller and Guarantor (including, without limitation, with respect to the Joint Securities Account

Control Agreement Escrow Agreement, Intercreditor Agreement, and Electronic Tracking Agreement); an opinion with respect to the inapplicability of the Investment Company Act of 1940 and the “Volcker Rule” (Section 619 of the Dodd Frank Wall Street Reform and Consumer Protection Act), with respect to Seller; and a Bankruptcy Code opinion with respect to the matters outlined in Section 14.17(a), each in form and substance acceptable to Buyer;
(iii) a Power of Attorney duly executed by Seller and Guarantor and notarized;
(iv) a certified copy of (a) Seller’s certificate of formation and Seller Limited Liability Company Agreement and (b) Guarantor’s certificate of formation and operating agreement and a certificate of good standing issued by the appropriate official in Seller’s and Guarantor’s applicable jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the Effective Date;
(v) one or more certificates of Seller’s and Guarantor’s corporate secretary as to the incumbency and authenticity of the signatures of the officers of Seller and Guarantor executing the Principal Agreements and the resolutions of the board of directors of Seller and Guarantor (or their respective equivalent governing body or Person);
(vi) the financial statements described in Section 8.1(f) and shall be satisfied with the form and substance thereof;
(vii) copies of Guarantor’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Guarantor with Section 9.8;
(viii) any other fees then due and owing under this Agreement and the Transactions Terms Letter;
(ix) a copy of Guarantor’s underwriting guidelines for Mortgage Loans;
(x) any fees then due and owing under this Agreement and the Transactions Terms Letter; and
(xi) the Participation Certificate registered in the name of Buyer.
(b) Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financing Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first- priority security interest in the Purchased Assets and related Purchased Items should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest.
(c) Buyer shall have determined that it has satisfactorily completed its due diligence review of Seller’s operations, business, financial condition and underwriting and origination of Mortgage Loans.

(d) Guarantor and Seller shall have provided evidence, satisfactory to Buyer, that each of Seller and Guarantor has all of its Approvals and such Approvals are in good standing.
7.2 All Transactions. As conditions precedent to Buyer considering whether to enter into any Transaction hereunder (including the initial Transaction), or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:
(a) Seller shall have delivered to Buyer and Disbursement Agent, as applicable, in form and substance reasonably satisfactory to Buyer and not later than 4:00 p.m. (New York City time) on the requested Purchase Date:
(i) a Transaction Request for the Assets subject to the proposed Transaction;
(ii) an Asset Data Record for the Assets subject to the proposed Transaction, which Asset Data Record may be an individual record or part of a group report;
(iii) to a Custodian, the complete Dry Mortgage Loan Documents for each Mortgage Loan subject to the proposed Transaction, unless such Mortgage Loan is a Wet Mortgage Loan; and
(iv) subject to any confidentiality restrictions under binding agreements, such other readily available documents pertaining to the Transaction as Buyer may reasonably request, from time to time (but excluding any additional Mortgage Loan Documents, except as expressly set forth herein);
(b) Seller shall have delivered to Buyer, in form and substance reasonably satisfactory to Buyer and not later than 5:00 p.m. (New York City time) on the Business Day prior to the Purchase Date an estimate, in each case executed by Seller, of the aggregate Purchase Price for all Transactions with respect to which Seller anticipates that Seller will deliver, or has delivered, Transaction Requests with respect to such Purchase Date;
(c) an amount equal to the Haircut for all Mortgage Loans proposed to be sold under such Transaction shall be on deposit in the Wire-out Account;
(d) for all Wet Mortgage Loans proposed to be sold under such Transaction, (i) Seller shall have delivered to the applicable Closing Agent the Irrevocable Closing Instructions and final closing instructions and, if applicable, (ii) Guarantor is in possession of the documents set forth in Section 3.6(a) in accordance with Section 3.6(a) and Section 9.9;
(e) on or prior to the Pooling Date for any Pooled Mortgage Loan, Seller shall deliver or cause to be delivered (i) to Buyer, an executed trust receipt from a Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (ii) to a Custodian (or otherwise made available to a Custodian), all documents, schedules and forms required by and in accordance with the applicable Custodial Agreement, (iii) to Buyer or its designee, a copy of each of the applicable Agency Documents, and (iv) to Buyer or its designee, a Trade Assignment executed by Guarantor that satisfies the requirements set forth in Section 7.2(p);

(f) on or prior to the related Settlement Date for any Mortgage-Backed Security relating to a Purchased Mortgage Loan, Seller shall have provided Buyer or its designee with the CUSIP number for such Mortgage-Backed Security;
(g) Seller shall have paid all fees (including Non-Usage Fees which shall be due and payable based on the Aggregate Transaction Limit, notwithstanding the uncommitted nature of this Agreement), expenses, indemnity payments and other amounts that are then due and owing under the Principal Agreements;
(h) no rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired, except in all cases for Mortgage Loans that no longer constitute Related Mortgage Loans;
(i) Seller shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered;
(j) the representations and warranties of Guarantor and Seller set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction;
(k) Seller and Guarantor shall have performed all agreements to be performed by them hereunder and under the Guaranty and Security Agreement, respectively;
(l) no Potential Default, Event of Early Termination, Event of Default, Material Adverse Effect with respect to Seller or Guarantor or Cease Funding Event shall have occurred and be continuing or would result from such Transaction;
(m) no Servicer Termination Event shall have occurred and be continuing and, at any time at which Guarantor is not the Servicer, to the extent not already provided, a Servicing Agreement duly executed by the applicable Servicer and Guarantor or a Servicer Notice, if applicable, shall have been delivered to Buyer and the current Servicer has been approved by Buyer;
(n) to the extent any amendments or updates to Guarantor’s underwriting guidelines relate to the Mortgage Loans proposed to be subject to such Transaction, Buyer shall have received a copy of any such amendments or updates certified by Guarantor to be a true and complete copy (to the extent not already delivered to Buyer) that clearly identifies the changes to the underwriting guidelines and with respect to any such amendment or update related exclusively to Jumbo Mortgage Loans, Buyer shall have approved such amendments or updates. Any such amendments shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis. Any such amendment or update related exclusively to Jumbo Mortgage Loans may be rejected by Buyer, in its Discretion, by delivering notice of such rejection to Seller following receipt thereof and, for purposes of clarity, any such underwriting guidelines shall, for all purposes hereunder, exclude any such rejected amendment or update;
(o) Guarantor or Seller shall have deposited (or have caused the Servicer to deposit) all amounts required under Section 6.2(h) into the Custodial Account;
(p) with respect to any Trade Assignment, Guarantor hereby acknowledges that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association

(“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Seller hereby acknowledges and agrees to deliver to Buyer, in form and substance reasonably satisfactory to Buyer and the Approved Investor and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment executed by Guarantor, together with a true and complete copy of the related Purchase Commitment for any Assets subject to the proposed Transaction that are subject to a Purchase Commitment;
(q) the Purchase Price for each proposed Transaction shall not cause (i) the Aggregate Outstanding Purchase Price to exceed the Aggregate Transaction Limit, and (ii) the Aggregate Outstanding Purchase Price for all relevant Purchased Assets to exceed the product of the applicable Type Sublimit (expressed as a decimal and as determined by the Type of Purchased Asset) and the Aggregate Outstanding Purchase Price;
(r) without the prior approval of Buyer, the Purchase Date for any Transaction shall only occur on a Business Day and there shall be no more than [***]Transaction Requests submitted on any Business Day;
(s) Buyer shall have determined that it has satisfactorily completed, in the Discretion of Buyer, any due diligence with respect to Seller, the Purchased Assets, the Transaction or any other matters;
(t) no unfulfilled claim has been made by Buyer under the Guaranty and Security Agreement; and
(u) with respect to each Purchased Asset, Guarantor has delivered to Buyer or a Custodian each of the Mortgage Loan Documents in accordance with and pursuant to Section 3.3.
For the avoidance of doubt, notwithstanding that the foregoing conditions may be satisfied with respect to any Transaction, Buyer shall be under no obligation to enter into any Transaction and whether Buyer enters into any Transaction shall be at the Discretion of Buyer.

7.3 Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Guarantor and Seller of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non- performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Seller or Guarantor to have been agreed by Buyer must be in writing.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1 Representations and Warranties Concerning Seller and Guarantor. Each of Seller and Guarantor represents and warrants to and covenants with Buyer that the following representations and warranties are true and correct as of the Effective Date through and until the date on which all obligations of Seller and Guarantor under the Principal Agreements are fully satisfied:

(a) Due Formation and Good Standing; Equity Interests and Ownership. It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect. Schedule 2 correctly sets forth the ownership interest of Guarantor and each of its Subsidiaries in their respective Subsidiaries as of the Effective Date.
(b) Authorization. The execution, delivery and performance by it of the Principal Agreements to which it is a party and the consummation of the transactions contemplated thereby, are within its limited liability company powers or corporate powers, as applicable, have been duly authorized by all necessary limited liability company or corporate, as applicable, action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of its Governing Documents; (ii) a breach of or constitute a default under any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, servicing contract or any other material contractual obligation of it except to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) the violation of any Applicable Law; (iv) the violation of any order, judgment, injunction or decree of any court or other agency of government binding on it, (v) or require the creation or imposition of any Lien upon any of the properties or assets of Seller or Guarantor (other than any Liens created under any of the Principal Agreements in favor of Buyer), or (vi) require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of it, except for such approvals or consents which have been obtained on or before the Effective Date.
(c) Enforceable Obligation. Seller and Guarantor have duly executed each Principal Agreement to which it is a party and each Principal Agreement to which it is a party constitutes the legal, binding and valid obligations of it, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights and by equitable principals (regardless of whether enforcement is sought in equity or at law).
(d) Approvals. The execution and delivery of the Principal Agreements and the performance of its obligations thereunder do not require any order, license, consent, approval, authorization, validation or other action of any Governmental Authority, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.
(e) Agreements. It is not a party to any agreement, instrument, or indenture or subject to any restriction that materially and adversely affects its business, operations, assets or financial condition, except, with respect to Guarantor, as disclosed in the financial statements described in Section 8.1(f). It is not in breach or default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a Material Adverse Effect on it. There are no breaches or defaults under the Principal Agreements to which it is a party. No holder of any indebtedness of it has given notice of any asserted default thereunder.
(f) Financial Condition. The financial statements of Guarantor delivered to Buyer on or prior to the Effective Date fairly present in all material respects the assets, liabilities and financial position of

Guarantor as at the dates of such financial statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). For the avoidance of doubt, the financial statements described in the preceding sentence (the receipt of which is hereby acknowledged by Buyer) consist of copies of (i) each of Guarantor’s balance sheets for the fiscal years ended December 31, 2018 and December 31, 2019 and the related statements of income, cash flows, and members’ equity for Guarantor for such fiscal years, with the opinion thereon of Guarantor’s independent auditors and (ii) Guarantor’s balance sheet for each month in calendar year 2020 through September 30, 2020 and the related statement of income for Guarantor for such month. All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of Guarantor and the results of its operations as at such dates and for such periods, all in accordance with GAAP (subject to the absence of footnotes for interim financial statements) applied on a consistent basis. Since the date of the most recent financial statements referenced above for Guarantor, there has been no Material Adverse Change in the consolidated business, operations or financial condition of Guarantor from that set forth in such financial statements nor is Guarantor aware of any state of facts which (with notice or the lapse of time) would or could result in any such Material Adverse Change. Guarantor had, on the date of the statements delivered pursuant to this clause (f) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or material liabilities for taxes, leases or unusual forward or commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to Buyer in writing.
(g) Credit Facilities. The only credit facilities secured by mortgage loans or servicing rights, including repurchase agreements for mortgage loans and mortgage-backed securities, of Seller or Guarantor that are presently in effect and are secured by mortgage loans or servicing rights or provide for the purchase, repurchase or early funding of mortgage loan sales, are with Persons disclosed to Buyer at the time of application (and thereafter disclosed to Buyer in accordance with Section 9.1(c)).
(h) Title to Assets. It has good title to, valid leasehold interests in, or valid licenses to use, all of its properties and assets necessary in the ordinary conduct of its business, including, as applicable, the Related Mortgage Loans, the Purchased Assets and the related Purchased Items, and the Related Mortgage Loans, the Purchased Assets and the related Purchased Items are free and clear of all liens other than Permitted Collateral Liens.
(i) Litigation. There is no action, proceeding or investigation pending involving Seller, Guarantor or any of its Subsidiaries or, to the best of its knowledge, threatened against Seller, Guarantor or any of its Subsidiaries before any Governmental Authority or Agency (i) asserting the invalidity of any Principal Agreement or any transaction contemplated hereunder, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Principal Agreement or any transaction contemplated hereunder, (iii) making a claim individually or in the aggregate that would reasonably be expected to result in a Material Adverse Effect if adversely determined, (iv) which requires filing with the SEC in accordance with the Exchange Act or any rules thereunder or (v) which might materially and adversely affect the validity of the Related Mortgage Loans, the Purchased Assets and the related Purchased Items or the performance by it of its obligations under, or the validity or enforceability of, any Principal Agreement or any transaction contemplated hereunder.

(j) Payment of Taxes. It has duly and timely filed or caused to be duly and timely filed all Federal, state, provincial, territorial, foreign and other Tax returns and reports required to be filed under Applicable Law, and has timely paid all Federal, state, provincial, territorial, foreign, and other Taxes, assessments, fees and other governmental charges levied upon it or its property, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax.
(k) Environmental Matters. None of Seller, Guarantor, nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of Seller, Guarantor, nor any of their respective Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To the Seller and Guarantor’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials activities which would reasonably be expected to form the basis of an Environmental Claim against the None of Seller, Guarantor, nor any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Seller nor Guarantor, or to their knowledge, any of their respective Subsidiaries or any of their respective predecessors, have filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Mortgaged Property, and none of Seller, Guarantor, nor any of their respective Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To Seller and Guarantor’s knowledge, no event or condition has occurred or is occurring with respect to Seller, Guarantor, or any of their respective Subsidiaries relating to any Environmental Law, any release of Hazardous Materials or any Hazardous Materials activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect. No Lien imposed pursuant to any Environmental Law has attached to any Purchased Assets or other Purchased Items or the Related Mortgage Loans and, to the knowledge of Seller and Guarantor, no conditions exist that would reasonably be expected to result in the imposition of such a Lien thereon.
(l) ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect no ERISA Event has occurred or is reasonably expected to occur. Neither Seller nor Guarantor is (or is acting on behalf of) (i) an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code or a “governmental plan” within the meaning of Section 3(32) of ERISA, (ii) a Person subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans or (iii) a Person holding assets that constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA.
(m) True and Complete Disclosure. All information, reports, financial statements, exhibits and schedules (including notice of the Business Combination Agreement) furnished or to be furnished, or made available, by or on behalf of Guarantor or any of its Affiliates to Buyer in connection with the initial or ongoing due diligence of Guarantor or any of its Affiliates or the negotiation, preparation or delivery of this Agreement and the other Principal Agreements or in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby or thereby or included herein or therein or delivered pursuant hereto or thereto, (i) are, when furnished, true and correct in all material respects, or, in the case of financial projections, forward looking statements and information of a general economic or industry specific nature, based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and (ii) does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made; provided that with respect to projected financial information, Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections as to future events are not to be viewed as facts and that actual financials during the period or periods covered by any such projections may differ from the projected results.
(n) Ownership; Priority of Liens. Seller owns all Assets identified in the Transactions Terms Letter that are to become Purchased Assets on the related Purchase Date, and Guarantor owns all Related Mortgage Loans, and any Transaction shall convey all of Seller’s right, title and interest in and to the related Purchased Assets and other Purchased Items to Buyer, including with respect to each Related Mortgage Loan, the Servicing Rights related thereto. This Agreement creates in favor of Buyer, a valid, enforceable first priority lien and security interest in the Purchased Assets and other Purchased Items, prior to the rights of all third Persons and subject to no other liens (other than Permitted Collateral Liens).
(o) Investment Company Act. Neither Seller nor Guarantor is required to register as an “investment company” under the Investment Company Act of 1940 (as amended, the “Investment Company Act”). Each of Seller and Guarantor are relying on Section 3(c)(5)(c) or Section 3(c)(6) as the exemption from the definition of “investment company” of the 1940 Act. No Transaction represents an “ownership interest” in Seller for purposes of the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Seller is structured so as not to constitute a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
(p) Filing Jurisdictions; Relevant States. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets and other Purchased Items and the Related Mortgage Loans (including the Servicing Rights related to the Related Mortgage Loans); provided that the list of such jurisdictions and filing offices may change upon notice by Seller or Guarantor to Buyer in accordance with Section 9.9. Guarantor originates or has originated or anticipates originating Mortgage Loans in its own name or buying loans in the secondary market from correspondents in all fifty (50) states and the District of Columbia.
(q) Solvent; Fraudulent Conveyance. Each of Seller and Guarantor is solvent and will not be rendered insolvent as a result of entering into any transaction contemplated hereby and, after giving effect to each transaction contemplated hereby, will not be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, nor believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating, and is not aware of any Person threatening, the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Neither Seller nor Guarantor is transferring any Assets with any intent to hinder, delay or defraud any of its creditors.
(r) Custodial Account. All funds required pursuant to this Agreement, any Servicing Agreement or any Servicer Notice, if applicable, to be segregated and deposited into the Custodial Account have been so segregated and deposited as required by, and in accordance with this Agreement.
(s) Chief Executive Office. Except as identified pursuant to a notice delivered in accordance with Section 9.9, its chief executive office is located at 585 South Boulevard E, Pontiac, Michigan 48341.
(t) No Adverse Selection. Neither Guarantor nor Seller used any selection procedures that identified Assets offered for sale to Buyer hereunder as being less desirable or valuable than other comparable Assets owned by it.
(u) MERS. Guarantor is a member of MERS in good standing.
(v) Agency Approvals. Guarantor has all requisite Approvals and is in good standing with each Agency; and in each case, with no event having occurred or it having any reason whatsoever to believe or suspect that an event will occur (including, without limitation, a change in insurance coverage) which would either make it unable to comply with the eligibility requirements for maintaining all such applicable Approvals or require notification to the relevant Agency or to HUD, the FHA, the VA or the RD, as applicable.
(w) No Adverse Actions. To the extent approved by an Agency, HUD, the FHA, the VA or the RD, it has not received from any Agency, HUD, the FHA, the VA or the RD a notice of extinguishment or a notice indicating material breach, default or material non-compliance which could be reasonably likely to cause such Agency or HUD, the FHA, the VA or the RD to terminate, suspend, sanction or levy penalties against it, or a notice from any Agency, HUD, the FHA, the VA or the RD indicating any adverse fact or circumstance in respect of it which could be reasonably likely to cause such Agency or HUD, the FHA, the VA, or the RD, as the case may be, to revoke any of its Approvals or otherwise terminate, suspend it as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, the FHA, the VA or the RD to terminate it.
(x) Accuracy of Wire Instructions. With respect to each Purchased Mortgage Loan subject to a Purchase Commitment by an Agency, as applicable, either (1) the wire transfer instructions as set forth on the applicable Agency Documents are identical to Buyer’s (or the Paying Agent under the Joint Securities Account Control Agreement) designated wire instructions or Buyer has approved such wire transfer instructions in writing in its Discretion, or (2) the payee number set forth on the applicable Agency Documents is identical to the payee number that has been identified by Buyer in writing as Buyer’s (or the Paying Agent under the Joint Securities Account Control Agreement) payee number or Buyer has approved the related payee number in writing in its Discretion. With respect to each Pooled Mortgage Loan, the applicable Agency Documents are duly executed by it and designate Buyer or its designee (or the Securities Intermediary under the Joint Securities Account Control Agreement) as the party authorized to receive the related Mortgage-Backed Securities.
(y) Anti-Money Laundering Laws. It has complied with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act (collectively, the “Anti-Money Laundering Laws”); it has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.
(z) Anti-Terrorism; OFAC.
(i) None of Guarantor, Seller, any of their respective Subsidiaries, nor any of their respective officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the OFAC or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC. None of Guarantor, Seller nor any of their respective Subsidiaries conducts business or completes transactions with the governments of, or Persons within, any country under economic sanctions administered and enforced by OFAC. None of Guarantor, Seller nor any of their respective Subsidiaries will directly or indirectly use the proceeds from this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. None of Guarantor, Seller nor any of their respective Subsidiaries is in violation of Executive Order No. 13224 (the “Executive Order”) or the PATRIOT Act.
(ii)     None of Seller or Guarantor, or any director, officer, agent or employee of Seller or Guarantor, has used any of the proceeds of the Purchase Price (w) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (x) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (y) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which Seller or Guarantor conducts its business and to which they are lawfully subject or (z) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(iii) It acknowledges by executing the this Agreement and the other Principal Agreement to which it is a party that Buyer has notified it that, pursuant to the requirements of the Patriot Act, Buyer is required to obtain, verify and record such information as may be necessary to identify Seller, and confirm that the administrator of it (or the administrator of the applicable direct or indirect owner of Equity Interests of it) has obtained, verified and recorded such information as may be necessary to identify any Person owning ten percent (10%) or more of the direct Equity Interests of it (including, without limitation, the name and address of such Person), in each case, in accordance with the Patriot Act.

(aa) Servicing Rights. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, it has not severed or separated the Servicing Rights and other servicing provisions related to the Related Mortgage Loans from the Related Mortgage Loans and such Servicing Rights and other servicing provisions of this Agreement and any other Principal Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Principal Agreements. Buyer acknowledges that Guarantor retains legal title to the Related Mortgage Loans and legal title to the Servicing Rights in respect of the Related Mortgage Loans, and that the sale of the Participation Interest in the Servicing Rights does not sever the Servicing Rights from the Related Mortgage Loans.
(ab) Risk Management Policy. Guarantor has duly adopted, in accordance with its internal risk policies, a risk management policy, which is in full force and effect. A copy of such risk management policy has been previously delivered to Buyer.
(ac) Plan Assets; Prohibited Transactions. Neither Guarantor, Seller or any of their respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
8.2 Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the representations and warranties contained on Exhibit H hereto are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the related Repurchase Date.
8.3 Continuing Representations and Warranties. By submitting a Transaction Request and an Asset Data Record hereunder, Seller shall be deemed to have represented and warranted the truthfulness, correctness and completeness of the representations and warranties set forth in Exhibit H hereto.
8.4 Amendment of Representations and Warranties. From time to time, the representations and warranties set forth in Exhibit H hereto may be amended by mutual agreement between Buyer and Seller. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis.
ARTICLE 9
AFFIRMATIVE COVENANTS
Each of Seller and Guarantor hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller and/or Guarantor to be paid or performed under the Principal Agreements (other than Seller Limited Liability Company Agreement):
9.1 Financial Statements and Other Reports. Guarantor will furnish to Buyer (subject to the terms of any binding confidentiality restrictions or limitations imposed by applicable law):
(a) Interim Statements. As soon as possible but in no event more than thirty (30) days after the end of each of calendar month, the unaudited consolidated balance sheets and income statements for such month on a year-to-date basis for Guarantor and its consolidated subsidiaries.

(b) Annual Statements. As soon as possible but in no event more than ninety five (95) days after the close of each fiscal year of Guarantor, the unqualified audited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of members’ equity (which shall be on a consolidated basis and there shall be no consolidating statements of members’ equity required hereunder) and of cash flows for such fiscal year (which shall be on a consolidated basis and there shall be no consolidating statements of cash flows required hereunder), in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP by a Nationally Recognized Accounting Firm.
(c) Officer’s Certificate. Within thirty (30) days after the end of each calendar month, Guarantor shall deliver, to Buyer an officer’s certificate substantially in a form attached hereto as Exhibit C, which shall include details of uninsured Government Mortgage Loans, information related to repurchases and early payment defaults, a list of all mortgage financing facilities including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facilities, that were entered into by Guarantor or Seller in the preceding month, and evidence of compliance with all financial covenants.
(d) Funding and Production Volume Reports. Upon request of Buyer (which shall be no more often than quarterly), to the extent commercially reasonably available and subject to Section 14.16 hereof, a funding and production volume report for the prior calendar quarter.
(e) Monthly Collateral Tape. Upon Buyer’s request, to the extent commercially reasonably available and subject to Section 14.16 hereof and within [***] Business Days after the end of each month, a collateral tape including the data fields (to be determined, but to include, at a minimum fields for unpaid principal balance and interest paid to date) representing the Related Mortgage Loans related to the Purchased Mortgage Loans subject to Transactions hereunder as of the end of such month, reasonably acceptable to Buyer in its Discretion.
(f) Projections. Promptly upon Buyer’s request, to the extent commercially reasonably available and subject to Section 14.16 hereof, on a quarterly basis, copies of any financial projections prepared by or on behalf of Guarantor and approved by its board of directors.
(g) Government Reports. Within [***] calendar days after the end of such fiscal quarter, a report specifying, on a mortgage loan by mortgage loan basis, any rejection by the FHA or the VA of insurance or guarantee claims by Seller or Guarantor, any rejection by Fannie Mae or Freddie Mac of sales by Seller or Guarantor, any repurchase requests by Fannie Mae, Freddie Mac, the FHA or the VA (with such report specifying, with respect to each mortgage loan that is included in any such report, the loan number assigned by Guarantor with respect to such mortgage loan (which loan number shall be the same loan number provided to Buyer with respect to any Related Mortgage Loan)), and the “compare ratio” assigned to Guarantor by the FHA under its “Neighborhood Watch” program.
(h) Quarterly Portfolio Performance Report. Within [***] calendar days after the end of the calendar quarter in each calendar year, a quarterly portfolio performance report reflecting the performance of Guarantor’s portfolio of mortgage loans, which shall include the following:
(i) Platform Delinquency Percentage. The percentage (and a calculation thereof), as of such quarter end resulting from the ratio of (a) the unpaid principal balances of all mortgage loans originated by Guarantor, any Approved Originator or any of their respective Affiliates and serviced as of such quarter end by Guarantor or any servicer on behalf of Guarantor or Seller that are Delinquent Mortgage Loans divided by (b) the unpaid principal balances of all mortgage loans that have been originated by Guarantor, any Approved Originator or any of their respective Affiliates and serviced as of such quarter end by Guarantor or any servicer on behalf of Guarantor or Seller;
(ii) Platform Repurchase Percentage. The percentage (and a calculation thereof), as of quarter end resulting from the ratio of (i) the unpaid principal balances of all mortgage loans originated by Guarantor, any Approved Originator or any of their respective Affiliates and serviced as of such quarter end by Guarantor or any servicer on behalf of Guarantor or Seller that are Repurchase Mortgage Loans divided by (ii) the unpaid principal balances of all mortgage loans that have been originated by Guarantor, any Approved Originator or any of their respective Affiliates and serviced as of such quarter end by Guarantor or any servicer on behalf of Guarantor or Seller; and
(i) Platform EPD Percentage. The percentage (and a calculation thereof), as of such quarter end resulting from the ratio of (a) the unpaid principal balances of all mortgage loans originated by Guarantor, any Approved Originator or any of their respective Affiliates and serviced as of such quarter end by Guarantor or any servicer on behalf of Guarantor or Servicer that are EPD Mortgage Loans divided by (b) the unpaid principal balances of all mortgage loans that have been originated by Guarantor, any Approved Originator or any of their respective Affiliates and serviced as of such quarter end by Guarantor or any servicer on behalf of Guarantor or Seller.
(j) Uniform Loan Delivery Dataset. Upon the reasonable request of Buyer, to the extent commercially reasonably available and subject to Section 14.16 hereof and at any time following a Potential Default or Event of Default that is continuing, Seller will promptly provide to Buyer or its designee the uniform loan delivery dataset for each Mortgage Loan.
(k) Other Reports. As may be reasonably requested by Buyer from time to time, to the extent commercially reasonably available and subject to Section 14.16 hereof, within thirty (30) calendar days of filing or receipt of (i) copies of all regular or periodic financial or other reports, if any, that Guarantor files with any governmental, regulatory or other agency and (ii) unless otherwise expressly prohibited from doing so in writing by the applicable Agency or licensing authority, copies of all audits, examinations and reports concerning the operations of Guarantor from any Agency or licensing authority; provided that, to the extent Guarantor will incur material third party costs in connection with providing such copies, Buyer agrees, to the extent notified in advance of such costs and given an opportunity to withdraw such request, to reimburse Guarantor for such costs upon written request. In addition, Guarantor shall deliver to, or make available for viewing by, Buyer, with reasonable promptness, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of Guarantor, or compliance with the terms of this Agreement, as Buyer may reasonably request and (y) information and documentation reasonably requested by Buyer for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation. Each of Seller and Guarantor understands and agrees that all reports and information provided to Buyer by or relating to Seller or Guarantor may be disclosed to Buyer’s Affiliates.

Documents required to be delivered pursuant to Section 9.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on Guarantor’s behalf on an Internet or intranet website, if any, to which Buyer has access; provided that Guarantor shall notify Buyer (by telecopier or electronic mail) of the posting of any such documents. and except to the extent not permitted because of confidentiality restrictions
9.2 Notice.
(a) Promptly (but in any event within [***]) upon a Responsible Officer of Guarantor and Seller obtaining knowledge (i) of any condition or event that constitutes an Potential Default or Event of Default; (ii) of any condition or event that constitutes an “event of default” under any Debt or that notice has been given to any party thereunder with respect thereto; (iii) of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected have a Material Adverse Effect or (iv) of the occurrence of any event or change that has results in or could reasonably be expected to result in a Material Adverse Effect, Guarantor or Seller shall deliver to Buyer a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by Seller or Guarantor.
(b) Promptly, but in any event within (i) [***] Business Days after Mathew Ishbia (or any successor thereto) shall no longer be the chief executive officer and (ii) [***] days after there is any change in the roles of Alex Elezaj, Tim Forrester, Kirstin Hammond or Melinda Wilner (or in each case, any successor thereto in such roles), Guarantor shall notify Buyer thereof.
(c) Each of Seller and Guarantor shall give Buyer prompt (but in no event later than [***] Business Days after a Responsible Officer of Seller or Guarantor obtaining knowledge, except for clause (ix), with respect to which notice shall be provided immediately upon a Responsible Officer of Seller or Guarantor obtaining knowledge) written notice, in reasonable detail, of:
(i) any action, suit or proceeding in any federal, state or foreign court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened in writing against Seller or Guarantor, in any case, if such action, suit or proceeding (A) questions or challenges compliance (x) with respect to any Related Mortgage Loans, Purchased Asset or assets similar to the Purchased Assets, with the Ability to Repay Rule or (y) with respect to any Related Mortgage Loans, Purchased Assets, or assets similar to the Purchased Assets, the QM Rule and (B) if adversely determined, could reasonably be expected to result in liability in excess of [***];
(ii) the filing, recording or assessment of any federal, state or local tax lien against Seller or Guarantor, or any of Seller’s or Guarantor’s assets, unless such filing, recording or assessment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Seller or Guarantor;
(iii) the actual, or threatened in writing, material suspension, revocation or termination (other than a termination by Guarantor without cause) of Seller’s or Guarantor’s licensing or eligibility, if any, in any respect, as an approved, licensed lender, seller, mortgagee or servicer of assets similar to the Purchased Assets or Related Mortgage Loans;
(iv) any Purchased Asset ceases to be an Eligible Asset or is a Defective Asset;
(v) any Approved Investor that threatens in writing to set-off amounts owed by Seller or Guarantor to such Approved Investor against the purchase proceeds owed by the Approved Investor to Seller or Guarantor for the Related Mortgage Loans and/or Mortgage-Backed Securities with respect to the Purchased Assets (excluding amounts owed by Seller or Guarantor to the Approved Investor which are directly related to Purchased Assets and which are expressly allowed to be set-off by the Approved Investor pursuant to the related Bailee Agreement or Purchase Commitment);
(vi) (x) any material penalties, sanctions or charges levied, or threatened to be levied, against Seller or Guarantor or any adverse change or threatened change made in writing in its Approval status, (y) the commencement of any material non-routine investigation or the institution of any proceeding or the threat in writing of institution of any proceeding against Seller or Guarantor by any Agency, HUD, the FHA, the VA, the RD or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller or Guarantor or (z) the commencement of any material investigation, or the institution of any material proceeding or the threat in writing of institution of any material proceeding against Seller or Guarantor or any Approved Originator by any city, county or municipal supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Seller or Guarantor or any Approved Originator;
(vii) it or any Servicer will change the identity or location of the Custodial Account;
(viii) any termination or termination threatened in writing by any Agency of any Custodian as an eligible custodian; or
(ix) (x) the certification of any Related Mortgage Loan by a certifying custodian to an Agency that such Related Mortgage Loan meets all of the criteria specified in the related Agency Guide for the securitization thereof, or (y) the pooling of any Related Mortgage Loan for the purpose of backing a Mortgage-Backed Security.
9.3 Existence, Etc. Each of Seller and Guarantor shall preserve and keep in full force and effect its corporate existence, and any material rights, permits, patents, franchises, licenses, approvals and qualifications required for it to conduct its business activities. Each of Seller and Guarantor shall comply with all Applicable Laws except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each of Seller and Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business.
9.4 Maintenance of Properties. Each of Seller and Guarantor shall ensure that its material properties and equipment used or useful in its business in whosoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

9.5 Taxes. Each of Seller and Guarantor shall and shall cause each of its Subsidiaries to duly and timely file or cause to be duly and timely filed, all federal, state, provincial, territorial, foreign and other income Tax returns and all other material tax returns required to be filed under Applicable Law, and shall pay when due all Taxes imposed upon it or any of its respective properties or which it is required to withhold and pay over, and provide evidence of such payment to Buyer if requested; provided that none of Seller, Guarantor, nor any of their respective shall be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (a) it has maintained adequate reserves with respect thereto in accordance with GAAP and (b) in the case of a Tax that has or may become a Lien that is not a Lien permitted hereunder against any of the Purchased Assets and other Purchased Items or the Related Mortgage Loans, such proceedings conclusively operate to stay the sale of any portion of the Purchased Assets and other Purchased Items or the Related Mortgage Loans to satisfy such Tax.
9.6 Servicing of Mortgage Loans Subject to Section 6.2, each of Seller and Guarantor shall, and pursuant to the applicable Servicing Agreement, each of Seller and Guarantor shall cause each Servicer to, service all Related Mortgage Loans at Guarantor’s and Seller’s expense and without charge of any kind to Buyer. Guarantor and Seller may delegate its obligations hereunder to service the Related Mortgage Loans (subject to Section 6.2) to one or more Servicers; provided that any such Servicer has been approved by Buyer in its Discretion and such Servicer has executed a Servicing Agreement with Guarantor. The failure of Guarantor and Seller to obtain the prior approval of Buyer (such approval not to be unreasonably withheld, denied or delayed) regarding the delegation of its servicing obligations to a Servicer shall be considered an Event of Default hereunder. In any event, each of Guarantor or its delegate shall service such Related Mortgage Loans with the degree of care and in accordance with the servicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.
9.7 Evidence of Purchased Assets. Each of Seller and Guarantor shall indicate on its books and records (including its computer records) that each Purchased Asset has been included in the Purchased Items.
9.8 Defense of Title; Protection of Purchased Items. Each of Seller and Guarantor warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever. Each of Seller and Guarantor will comply with all Applicable Laws including or relating to the Purchased Assets and cause the Purchased Assets and Related Mortgage Loans to comply with all such Applicable Laws. Guarantor and Seller shall allow Buyer (a) to inspect any Mortgaged Property relating to a Related Mortgage Loan; (b) appear in or intervene in any proceeding or matter affecting any Purchased Asset or other Purchased Item or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Buyer’s ownership or security of the Purchased Items or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against any Purchased Mortgage Loan or any Related Mortgage Loan (or against the related Mortgaged Property) or against any other Purchased Item, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Purchased Mortgage Loans or Related Mortgage Loans and take any action it may deem appropriate to collect all amounts due and owing with respect to any Purchased Items or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Purchased Items or the rights of Buyer, shall be payable by Guarantor and Seller, jointly and severally. Guarantor and Seller, jointly and severally, shall repay the same to Buyer upon demand.

9.9 Further Assurances. Guarantor and Seller agrees, at Seller’s cost and expense, to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably requested by Buyer, in its Discretion, or necessary to carry into effect the intent and purposes of this Agreement and the other Principal Agreements, to create, maintain and/or perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder, pursuant to applicable law. Each of Seller and Guarantor shall promptly notify Buyer in writing of any change (a) in its legal name, (b) the location of its chief executive office/principal place of business, (c) in its identity or type of organization or corporate structure or (d) in the jurisdiction of its organization, in each case, within ten (10) days of such change. Without limiting each of Seller and Guarantor obligation to do so, each of Seller and Guarantor hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as Buyer may reasonably require. Each of Seller and Guarantor hereby authorizes Buyer to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming Seller or Guarantor, as applicable, as debtor, relative to all or any of the Purchased Assets and other Purchased Items and the Related Mortgage Loans now existing or hereafter arising without the signature of Seller or Guarantor where permitted by law.
9.10 Fidelity Bonds and Insurance. Guarantor shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of Guarantor’s business as of any date after the Effective Date. Guarantor shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to Guarantor. Upon the request of Buyer at any time subsequent to the Effective Date, Guarantor shall cause to be delivered to Buyer, a certification evidencing Guarantor’s coverage under any such policies. Guarantor shall not decrease the amount of coverage, cancel, suspend or otherwise change such policy in a manner prohibited by any applicable Agency without the prior written consent of Buyer.
9.11 Wet Mortgage Loans. In connection with the funding of each Wet Mortgage Loan to a Closing Agent, Guarantor or Seller shall provide to the applicable Closing Agent, (a) the Irrevocable Closing Instructions and (b) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company. In no event shall Guarantor or Seller use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Neither Guarantor nor Seller shall otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval. If the Closing Agent is not an Acceptable Title Insurance Company, except as otherwise permitted pursuant to Section 3.6(a)(i), Guarantor or Seller shall also (i) confirm that the closing is covered by a blanket Closing Protection Letter issued to Guarantor or Seller, and assignable to Buyer, by the title insurance company stipulated in the final closing instructions, and be in possession of such Closing Protection Letter in accordance with Section 3.6(a); or (ii) be in possession of the following documents in accordance with Section 3.6(a): (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) a duly executed Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Seller and assignable to Buyer.
9.12 MERS. Guarantor will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Related Mortgage Loans that are registered with MERS for as long as such Related Mortgage Loans are so registered.

9.13 Agency Audit and Approval Maintenance. Guarantor shall (a) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, (b) to the extent not otherwise prohibited by reason of confidentiality or other non-disclosure restrictions, provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (c) at all times maintain all Approvals and take all actions necessary to maintain its Approvals.
9.14 Financial Covenants. Guarantor shall at all times comply with the financial covenants contained in the Section of the Transactions Terms Letter titled “Financial Covenants.”
9.15 Quality Control. Guarantor shall, at all times, maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to the Purchased Assets. Such program shall guard against (i) dishonest, fraudulent, or negligent acts; and (ii) errors and omissions by officers, employees, or other authorized persons.
ARTICLE 10
NEGATIVE COVENANTS
Each of Seller and Guarantor hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller and/or Guarantor to be paid or performed under this Agreement, each of Seller and Guarantor shall comply with the following:
10.1 Lines of Business. Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the Effective Date and business activities that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.
10.2 Dividends, Etc. Guarantor shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of Guarantor’s Equity Interests, or purchase, redeem or otherwise acquire for value any of its Equity Interests or any rights or options to acquire any such interest, (i) if any Potential Default or Event of Default exists or will exist after giving effect thereto or (ii) if after giving effect thereto, Guarantor would not be in compliance with the financial covenants contained in the Section of the Transactions Terms Letter titled “Financial Covenants” on a pro forma basis; provided, however, that notwithstanding anything to the contrary in this Agreement, Guarantor shall be permitted (as evidenced in writing) to make distributions to any shareholder or equity holder with respect to any federal, state or local taxes payable by such shareholder or equity holder in connection with its ownership of such equity interests in Guarantor, notwithstanding the occurrence and continuance of a Potential Default or an Event of Default.
10.3 Liens on Purchased Assets and Purchased Items. Each of Seller and Guarantor acknowledge that with respect to each Transaction, Seller shall have sold the Purchased Assets and related Purchased Items and Seller shall have granted a first priority security interest in its right, title and interest in, to and under such Purchased Assets and Purchased Items, and Guarantor shall have granted to Buyer a first priority security interest in its right, title and interest in, to and under the Purchased Assets and other Purchased Items and the Related Mortgage Loans (including the Servicing Rights related to the Related Mortgage Loans) in the event such Transaction is deemed a loan. Accordingly, neither Seller nor Guarantor shall grant, create, incur or suffer to exist any Lien upon the Purchased Assets and other Purchased Items and the

Related Mortgage Loans (including the Servicing Rights related to the Related Mortgage Loans), other than any Lien that constitutes a Permitted Collateral Lien.
10.4 Transactions with Affiliates. Except as contemplated herein with respect to transactions between Seller and Guarantor, neither Seller nor Guarantor shall enter into any transaction with any Affiliate of Seller or Guarantor other than (i) any transactions (including the lease of office space or computer equipment or software by Seller or Guarantor from an Affiliate and the sharing of employees and employee resources and benefits) (a) in the ordinary course of business or as otherwise permitted hereunder, (b) pursuant to the reasonable requirements and purposes of the Borrower’s business, (c) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction and (d) permitted by Sections 10.1, 10.2, 10.3 or 10.5, (ii) employment and severance arrangements and health, disability and similar insurance or benefit plans between Seller or Guarantor and their respective directors, officers, employees in the ordinary course of business, (iii) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Seller or Guarantor to the extent attributable to the ownership or operation of Seller or Guarantor and (iv) enter into a transaction with an Affiliate if such transaction is (a) to pay any dividends or distributions, incur debt or make loans, in each case to the extent not prohibited hereunder, (b) the selling of Mortgage Loans or Servicing Rights provided such transaction is upon fair and reasonable terms, or (c) to issue any guarantees with respect to any Affiliate in an aggregate amount outstanding not to exceed of the lower of [***] and [***] of Guarantor’s Adjusted Tangible Net Worth.
10.5 Consolidation, Merger, Sale of Assets and Change of Control. Other than the transaction referenced in the Business Combination Agreement, neither Seller nor Guarantor shall (a) merge or consolidate or amalgamate, or Divide, liquidate, wind up or dissolve itself (or suffer any Division, liquidation, winding up or dissolution) unless, in the case of Guarantor (x) such merger, consolidation or amalgamation that does not result in a Change of Control or (y) Guarantor, is the sole surviving entity of such merger, consolidation or amalgamation or (b) sell all or substantially all of its assets.
10.6 Purchased Items. Unless otherwise provided in connection with a Purchase Commitment, neither Guarantor nor Seller shall attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or the Joint Securities Account Control Agreement) any of the Purchased Assets or other Purchased Items or any interest therein.
10.7 Servicing Rights. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, each of Seller and Guarantor shall not, directly or indirectly, sever or separate the Servicing Rights and other servicing provisions related to the Related Mortgage Loans from the Related Mortgage Loans and shall not take any action inconsistent with such Servicing Rights and other servicing provisions of this Agreement and any other Principal Agreement constituting (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Principal Agreements. Buyer acknowledges that Guarantor retains legal title to the Related Mortgage Loans and legal title to the Servicing Rights in respect of the Related Mortgage Loans, and that the sale of the Participation Interest in the Servicing Rights does not sever the Servicing Rights from the Related Mortgage Loans.
10.8 Change in Organizational Documents. Neither Seller nor Guarantor shall amend, modify or otherwise change any of its Governing Documents in any respect that could be materially adverse to Buyer or could have a Material Adverse Effect; provided that, Seller or Guarantor, as applicable, shall deliver written notice to Buyer within ten (10) days of any material amendment to its Governing Documents.
10.9 Sale and Lease-Backs. Neither Seller nor Guarantor shall enter into any arrangement, directly or indirectly, with any Person whereby Seller or Guarantor, as applicable, shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred if any Potential Default or Event of Default exists or will exist after giving effect thereto (including that no Margin Deficit shall have occurred and be continuing at such time).
10.10 Fiscal Year. Guarantor shall not change its fiscal year-end from December 31 or change its method of determining fiscal quarters.
10.11 Pooled Mortgage Loans. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, each of Seller and Guarantor shall not, directly or indirectly, replace any Related Mortgage Loan with a Mortgage-Backed Security pursuant to Section 3.7 that includes any mortgage loan in the related Pool other than the Related Mortgage Loans that such Mortgage-Backed Security replaced.
ARTICLE 11
DEFAULTS AND REMEDIES
11.1 Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:
(a) failure of Seller to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided that Buyer has tendered the related Purchase Price);
(b) failure of Guarantor to perform its obligations under Section 6.2(h)(i) and such is not waived or remedied within [***];
(c) failure of Seller to (i) repurchase the Purchased Assets on the applicable Repurchase Date, (ii) perform its obligations under Section 6.3(b), (iii) make any required payment of Non-Usage Fees when due hereunder and such failure and such failure remains unremedied for a period of [***] after the earlier of (x) written notice of such failure shall have been received by Seller following delivery by Buyer or (y) the date upon which a Responsible Officer of Seller obtained actual knowledge of such failure or (iv) make any required payment of any other fee or other amount due and payable hereunder or under any other Principal Agreement when due and such failure remains unremedied for a period of [***] Business Days after the earlier of (x) written notice of such failure shall have been received by Seller following delivery by Buyer or (y) the date upon which a Responsible Officer of Seller obtained actual knowledge of such failure;
(d) failure of Seller, or Guarantor to deliver, or cause to be delivered any report (including financial statements) required to be delivered hereunder or under any Principal Agreement or Servicing Agreement and such failure continues for a period of (i) with respect to the monthly collateral tape delivered pursuant to Section 9.1(e), [***] Business Day and (ii) with respect to all others [***] Business Days;
(e) Seller or Guarantor shall fail to comply with Section 14.5;

(f) any Material Adverse Effect shall occur which constitutes a material impairment of Seller or Guarantor’s ability to perform its obligations under this Agreement or any other Principal Agreement, as determined by Buyer in its Discretion;
(g) (i) Seller, Guarantor or any of their respective Subsidiaries shall default under, or fail to perform as required under, or shall otherwise breach (after expiration of all applicable grace periods) the terms of any instrument, agreement or contract involving outstanding unpaid obligations of [***] or more owing by any such Person to Buyer or any of Buyer’s affiliates (including, for the avoidance of doubt, with respect to any derivatives contracts to which such Person is a party); (ii) the failure of Seller or Guarantor to make any payment when due (after expiration of all applicable grace periods) on any of its Debt having an aggregate principal amount outstanding of [***] or more (each, a “Material Debt Facility”) or (iii) the occurrence of any other “event of default” (after expiration of all applicable grace periods) under any Material Debt Facility;
(h) any representation, warranty or certification made or deemed made herein or in any other Principal Agreement by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; provided that the representations and warranties set forth in Section 8.2 and Section 8.3 shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) Seller or Guarantor shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in good faith to be materially false or misleading on a regular basis, and in any case, such representation or warranty, to the extent capable of being corrected, is not corrected within [***] Business Days after the earlier of (A) a Responsible Officer of Seller or Guarantor obtaining knowledge of such default or (B) receipt by Seller or Guarantor of notice from Buyer of such default;
(i) (i) the failure of Seller or Guarantor to perform, comply with or observe any term, covenant or agreement applicable to Seller or Guarantor contained in Section 9.2(a), Section 9.3 (with respect to the existence of Seller and Guarantor) Section 9.14 or Article 10 or (ii) except as set forth in clause (i), Seller or Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Principal Agreement, and, such failure shall continue unremedied for [***] days after the earlier of (A) a Responsible Officer of Seller or Guarantor obtaining knowledge thereof or (B) receipt by Seller or Guarantor of notice from Buyer of such default;
(j) an Insolvency Event shall have occurred with respect to Seller or Guarantor;
(k) there shall remain in force, undischarged, unsatisfied, unbonded and unstayed for more than [***] consecutive days, or, if a stay of execution is procured, [***] days from the date such stay is lifted, any final non-appealable monetary judgment against Seller or Guarantor in excess of [***] over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage;
(l) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Seller or

Guarantor or any of their respective Affiliates; (ii) displace the management of Seller or Guarantor or any of their respective Affiliates or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or Guarantor or any of their respective Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby;
(m) Seller or Guarantor shall disavow or deny its obligations hereunder or shall contest the validity or enforceability of (i) the Principal Agreements or (ii) Buyer’s interest in any Purchased Assets or other Purchased Items;
(n) a default or event of default, howsoever defined, by Seller or Guarantor shall occur and be continuing beyond the expiration of any applicable grace period under any other Principal Agreement;
(o) any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated or cease to be in full force and effect or shall be declared null and void, without the consent of Buyer (other than, with respect to any Custodial Agreement, due to the resignation of the related Custodian for reasons other than a breach by Seller of such Custodial Agreement), or the Lien granted herein to Buyer shall for any reason cease to be a valid, first priority lien upon the Purchased Assets or the Purchased Items or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer of any of the Purchased Items or there exists any lien upon the Purchased Assets or the Purchased Items other than as granted herein to Buyer;
(p) Seller or Guarantor shall become taxable as an entity other than as it is presently taxable and as a result thereof, a Material Adverse Effect shall occur;
(q) Seller or Guarantor shall fail, after giving effect to any applicable grace or cure periods, to maintain all Approvals relating to the Purchased Assets or Related Mortgage Loans;
(r) a Change of Control shall occur without prior written consent of Buyer;
(s) a Servicer Termination Event shall occur and, either (i) such Servicer Termination Event shall not have been cured within [***] calendar days or (ii) with respect to a Servicer Termination Event with respect to a Servicer other than Guarantor, Seller or Guarantor has not appointed a successor Servicer acceptable to Buyer and delivered a fully executed Servicing Agreement and Servicer Notice, if applicable, with such successor Servicer, in each case within [***] calendar days following the occurrence of such breach or Servicer Termination Event;
(t) Guarantor’s membership in MERS is terminated for any reason;
(u) a Servicer fails to make any Servicing Advance required to be made under the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable, with respect to the Purchased Assets; or
(v) an ERISA Event shall have occurred that, in the opinion of Buyer, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s Discretion and Guarantor and Seller hereby agrees to be bound by and comply with any such determination by Buyer. If Buyer expressly waives an Event of Default in writing, then such Event of Default shall be deemed to not be continuing.
11.2 Events of Early Termination.
(a) The occurrence of any of the following conditions or events shall be an Event of Early Termination:
(i) If following the Effective Date, (A) Seller or Guarantor has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines, penalties, settlement amounts or any other amounts owed by Seller or Guarantor thereunder exceed [***] in the aggregate in the calendar year following the Effective Date and (B) Buyer has not, within [***] Business Days following Seller’s or Guarantor’s entry into such settlement or consent, provided Seller or Guarantor, as applicable, with written notice that such settlement or consent by Seller or Guarantor, as applicable, is acceptable to Buyer; or
(ii) Seller has opted to wind down this facility pursuant to Section 4.5(a) or (b).
Any determination to be made as to whether such Event of Early Termination has occurred shall be made in Buyer’s Discretion and Seller and Guarantor hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Early Termination shall be deemed to be continuing unless expressly waived by Buyer in writing, but shall be deemed to be not continuing upon Buyer’s express written waiver.
(b) Upon the occurrence of an Event of Early Termination, Buyer may, by notice to Seller, (i) immediately terminate the obligation of Buyer to enter into Transactions hereunder and (ii) declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be due and payable. The failure by Seller to repay such Repurchase Prices in accordance with the foregoing shall constitute an Event of Default under Section 11.1. Buyer shall be entitled to all rights and remedies in Section 11.3.
Buyer’s request for repayment of the Repurchase Prices pursuant to Section 11.2(b) shall not affect the outstanding obligations of Seller under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive the termination of this Agreement.
11.3 Remedies. During the continuation of an Event of Default, Buyer may, by notice to Seller, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable, whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate; provided that the acceleration of all Repurchase Prices and termination of Buyer’s obligation to enter into Transactions shall immediately occur upon the occurrence of an Event of Default under Section 11.1, (j), (l) and (m), notwithstanding that Buyer may not have provided any such notice to Seller. Further, it is understood and agreed that during the continuation of an Event of Default, each of Guarantor and Seller shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall Guarantor or Seller declare and pay any dividends, incur additional Debt, make payments on existing Debt or otherwise distribute or transfer any of Guarantor’s or Seller’s property and assets to any Person without the prior written consent of Buyer; provided, however, Seller and Guarantor shall be permitted (as evidenced in writing) to make distributions to any shareholder or equity holder with respect to any federal, state or local taxes payable by such shareholder or equity holder in connection with its ownership of such equity interests in such Seller and Guarantor. During the continuation of any Event of Default, Buyer may also, at its option, exercise any or all of the following rights and remedies:
(a) enter the office(s) of Guarantor or Seller and take possession of any of the Purchased Items including any records that pertain to the Purchased Items;
(b) assign legal title to the Purchased Assets and/or the Related Mortgage Loans to Buyer;
(c) after assigning legal title to the Purchased Assets and/or Related Mortgage Loans to Buyer, communicate with and notify Mortgagors of the Related Mortgage Loans and obligors under other Purchased Assets or on any portion thereof, whether such communications and notifications are in oral, written or electronic form, including, without limitation, communications and notifications that the Purchased Assets and/or Related Mortgage Loans have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee (subject to the rights of any Servicer under any Servicing Agreement);
(d) settle compromise, or release, in whole or in part, any amounts owing on the Related Mortgage Loans, Purchased Assets or other Purchased Items or any portion of the Purchased Items, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Related Mortgage Loans, Purchased Assets or other Purchased Items; and where any Related Mortgage Loans, Purchased Asset or other Purchased Item is in default, foreclose upon and enforce security interests in, such Related Mortgage Loans, Purchased Asset or other Item by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;
(e) exercise any of its rights set forth herein in respect of the applicable Servicing Agreements or the Servicer Notices, if applicable, collect payments from Mortgagors and/or assume servicing of, or contract with a third party to subservice, any or all Related Mortgage Loans requiring servicing and/or perform any obligations required in connection with Purchase Commitments, with all of any such third party’s fees to be paid by Seller or Guarantor. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Related Mortgage Loans, Buyer may take possession of and open any mail addressed to Seller, remove, collect and apply all payments for Seller, sign Seller’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Guarantor and Seller shall promptly forward (to the extent in Guarantor’s or Seller’s possession), or cause to be forwarded to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, in electronic format, in each case, as same relate to the Purchased Assets;
(f) proceed against Seller under this Agreement or against Guarantor under the Guaranty and Security Agreement, or any or all;
(g) (i) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Related Mortgage Loans (after obtaining title thereto) or Purchased Assets on a servicing-retained or servicing-

released basis; provided that Buyer may purchase any or all of the Related Mortgage Loans or Purchased Assets at any public or private sale or (ii) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Related Mortgage Loans (after obtaining title thereto) or Purchased Assets, to give Seller credit for such Mortgage Loans or Purchased Assets in an amount equal to the Market Value of the Related Mortgage Loans or Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; provided further that Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit;
(h) in its Discretion to (i) request that any existing hedging arrangements covering all or a portion of the Purchased Assets and/or Related Mortgage Loans be assigned to Buyer or (ii) if Seller or Guarantor shall fail to assign such hedging arrangements within one (1) Business Day of such request (or if such hedging arrangements do not adequately hedge the market value of the Purchased Assets and/or Related Mortgage Loans), enter into one or more hedging arrangements covering all or a portion of the Purchased Assets and/or Related Mortgage Loans to reasonably hedge potential fluctuations in market value thereof; and/or
(i) pursue any rights and/or remedies available at law or in equity against Seller or Guarantor, or any or all.
11.4 Treatment of Custodial Account. Notwithstanding any other provision of this Agreement, neither Guarantor nor Seller shall have any right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the continuance of an Event of Default, each of Guarantor and Seller shall, and/or shall cause the applicable Servicer to, pursuant to the applicable Servicing Agreement, and Servicer Notice, if applicable, promptly remit all funds related to the Purchased Assets in the Custodial Account to or at the direction of Buyer.
11.5 Sale of Mortgage Loans or Purchased Assets. With respect to any sale of Mortgage Loans or Purchased Assets pursuant to Section 11.3(g), each of Guarantor and Seller acknowledges and agrees that it may not be possible to purchase or sell all of the Mortgage Loans or Purchased Assets on a particular Business Day, or in a single transaction with the same purchaser, or in the same manner because the market for such Mortgage Loans or Purchased Assets may not be liquid. Seller further agrees that in view of the nature of the Mortgage Loans or Purchased Assets, liquidation of a Transaction or the underlying Mortgage Loans or Purchased Assets does not require a public purchase or sale. Accordingly, Buyer may elect the time and manner of liquidating any Mortgage Loan or Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Mortgage Loan or Purchased Asset on the occurrence of an Event of Default, to liquidate all Mortgage Loans or Purchased Assets in the same manner or on the same Business Day, or constitute a waiver of any right or remedy of Buyer. Guarantor and Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Mortgage Loans or Purchased Assets may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Mortgage Loans or Purchased Assets, or any part thereof, to more than one offeree. Each of Guarantor and Seller hereby agrees that the procedures outlined in Section 11.3(e) and this Section 11.5 for disposition and liquidation of the Mortgage Loans or Purchased Assets are commercially reasonable. Each of Guarantor and Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of the Mortgage Loans or Purchased Assets or any portion thereof by using internet sites that provide for the auction of assets similar to the Mortgage Loans or Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.
11.6 No Obligation to Pursue Remedy. Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Guarantor and Seller. Guarantor and Seller further waive any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Mortgage Loans or Purchased Assets or pursue its rights and remedies as against the Mortgage Loans or Purchased Assets in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Guarantor or Seller against holders of mortgages prior in lien to the lien of any Mortgage Loan or Purchased Asset or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Guarantor and Seller. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.
11.7 No Judicial Process. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Guarantor and Seller hereby expressly waives, to the extent permitted by law, any right that Guarantor or Seller might otherwise have to require Buyer to enforce its rights by judicial process. Guarantor and Seller also waive, to the extent permitted by law, any defense that Guarantor or Seller might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Mortgage Loans or Purchased Assets or from any other election of remedies. Guarantor and Seller recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
11.8 Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Mortgage Loan or Purchased Asset, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, reasonable and documented costs and expenses, including reasonable outside attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Buyer pursuant to Section 11.3(h), incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.
11.9 Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Mortgage Loans or Purchased Assets shall be applied by Buyer:
(a) first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and outside counsel fees, and all reasonable and documented expenses, liabilities and advances made or directly incurred by or on behalf of Buyer in connection therewith;
(b) second, to the net costs and losses, if any, according to the hedging transactions described 11.3(h);

(c) third, to the payment of any other amounts due to Buyer under this Agreement other than the aggregate Repurchase Price;
(d) fourth, to the payment of the aggregate Repurchase Price;
(e) fifth, to all other obligations owed by Seller or Guarantor under this Agreement and the other Principal Agreements;
(f) sixth, in accordance with Buyer’s exercise of its rights under Section 11.10 hereof; and
(g) seventh, the remainder to (or at the direction of) Seller.
11.10 Rights of Set-Off. Solely following an early termination of this Agreement following an Event of Default, Buyer and its Affiliates (the “Buyer Parties”) shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other Debt at any time held or owing by the Buyer Parties to or for the credit of the account of Guarantor or Seller against and on account of the obligations and liabilities of Guarantor or Seller under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Purchased Mortgage Loans or other third parties. Without limiting the generality of the foregoing, the Buyer Parties shall be entitled to set-off claims and apply property held by Buyer Parties with respect to any Transaction against obligations and liabilities owed by Guarantor or Seller to the Buyer Parties with respect to any other Transaction. The Buyer Parties may set off cash, the proceeds of any liquidation of the Related Mortgage Loans or Purchased Assets and all other sums or obligations owed by the Buyer Parties to Seller or Guarantor against all of Guarantor’s or Seller’s obligations to the Buyer Parties, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to the Buyer Parties’ right to recover any deficiency. Buyer agrees promptly to notify Guarantor or Seller after any such set-off and application made by the Buyer Parties; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Notwithstanding anything to the contrary contained herein or in any Principal Agreement, if Seller, Guarantor or any of their respective Affiliates (each such entity, a “Seller Entity”) owes any obligation to Buyer, GS&Co. or any Affiliate thereof, including in its capacity as Buyer or hedge counterparty (each such entity, an “Buyer Entity”), such Buyer Entity may, without prior notice, aggregate, setoff and net: (i) any collateral pledged by any Seller Entity to any Buyer Entity or held or carried for any Seller Entity by any Buyer Entity; and (ii) any collateral required to be paid or returned by any Seller Entity to any Buyer Entity. Buyer agrees promptly to notify Seller after any such set-off and application made by any Buyer Entity; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Buyer and Seller intend and agree that all such payments pursuant to this Section 11.10 shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).
ARTICLE 12
INDEMNIFICATION
12.1 Indemnification. Each of Seller and Guarantor shall indemnify and hold harmless each of the Buyer Parties and any of their respective partners, officers, directors, employees, agents and advisors (each, an

“Indemnified Party”) from and against any and all liabilities, obligations, losses, claims damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of any of its outside counsel) (“Losses”) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of (i) the execution or delivery of this Agreement or any other Principal Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Purchased Assets or the Transactions or Seller’s and Guarantor’s obligations thereunder, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by Seller or Guarantor or any of their respective Affiliates or Subsidiaries) except to the extent that such Losses have been found in a final, non-appealable judgment by a court of competent jurisdiction (or, should the parties mutually agree to binding arbitration, a final determination of the arbitrator) to have resulted directly and solely from the Indemnified Party’s gross negligence, or willful misconduct. Each of Seller and Guarantor also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and documented, out-of-pocket disbursements of its external counsel. To the fullest extent permitted by any applicable law, each party hereto shall not assert, and hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, the Principal Agreements or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Transaction or the use of the proceeds thereof. The agreements in this Section 12.1 shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Principal Agreements. All amounts due under this Section 12.1 shall be fully payable within ten (10) calendar days after demand therefor. This Section 12.1 shall not apply to any amounts due and owing pursuant to Section 4.5 or with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.2 Reimbursement. Seller agrees to pay as and when billed by Buyer, all of the out-of-pocket costs and expenses incurred by Buyer in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Assets prior to the Effective Date or pursuant to Section 6.6, or otherwise (including any fees payable to any distribution agent or calculation agent appointed by Buyer based upon invoices, from time to time, provided by Buyer to Seller, provided by Buyer to Seller), (ii) the development, preparation and execution of, and any amendment, supplement, waiver, increase of the Aggregate Transaction Limit or modification to, any Principal Agreement or any other documents prepared in connection therewith, and (iii) all the reasonable fees, disbursements and expenses of counsel to Buyer incurred in connection with any of the foregoing.
12.3 Payment of Taxes.
(a) All payments made by or on account of any obligation of Guarantor or Seller under this Agreement or any other Principal Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), except as required by applicable law. If Guarantor or Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) if such Tax is an Indemnified Tax (as defined below), pay to Buyer such additional amounts as may be necessary so that Buyer receives, free and clear of all such Indemnified Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Guarantor and Seller agree to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement except any such Taxes imposed on Buyer with respect to an assignment, other than an assignment made at the request of Seller or Guarantor, by a jurisdiction (or political subdivision thereof) having a present or former connection with Buyer (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement) (“Other Taxes”). Other Taxes and Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of Guarantor or Seller under this Agreement shall be referred to in this Agreement as “Indemnified Taxes.”
(b) Seller shall within ten (10) calendar days after demand therefor, indemnify Buyer for the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.3) arising with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or reasonable expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes delivered to Seller by Buyer shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 12.3, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer, and provided further that in no event shall Buyer be required to complete, execute or submit to Seller any of the documentation listed in Section 12.3(d) if there is a change in United States law prohibiting provision of any such documentation which occurs subsequent to the date on which applicable documentation listed under Section 12.3(d) was previously provided by Buyer to Seller in accordance with the requirements of Section 12.3(d).
(c) If Buyer is entitled to an exemption or reduction of withholding Tax with respect to payments made under this Agreement, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that the completion, execution and submission of such documentation (other than the documentation listed in Section 12.3(d)) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.
(d) Without limiting the generality of Section 12.3(c), if Buyer is (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” within the meaning of the Code (a “Foreign Buyer”) and is entitled to an exemption from or reduction of U.S. federal withholding Taxes with respect to payments made under this Agreement, Buyer shall provide Seller with an original, properly completed and duly executed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, (i) certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest or setting forth a basis to claim the benefits of the exemptions from U.S. withholding taxes for portfolio interest under Section 881(c) of the Code or (ii) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Seller of its legal inability to do so. Should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes. Upon the execution of this Agreement or otherwise becoming a Buyer, each Buyer that is a “United States person” within the meaning of the Code shall deliver to Seller an original, properly completed and duly executed IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements.
(e) Nothing contained in this Section 12.3 shall require Buyer to make available any of its Tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer, except for such IRS forms Buyer is required to deliver to Seller under Section 12.3(d).
(f) If a payment made to Buyer under this Agreement would be subject to U.S. federal withholding tax imposed under FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If Buyer determines, in its Discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.3 (including by the payment of additional amounts pursuant to this section), it shall pay to Seller an amount equal to such refund (but only to the extent of indemnity payments and additional payments made under this section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Seller, upon the request of Buyer, shall repay to Buyer the amount paid over pursuant to this Section 12.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 12.3(g), in no event will Buyer be required to pay any amount to Seller pursuant to this Section 12.3(g) the payment of which would place Buyer in a less favorable net after-Tax position than Buyer would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
12.4 Buyer Payment. If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of Seller by Buyer, in its Discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under any of the Principal Agreements.
12.5 Agreement not to Assert Claims. Each of Guarantor and Seller agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
12.6 Survival. Without prejudice to the survival of any other agreement of Guarantor or Seller hereunder, the covenants and obligations of Guarantor and Seller contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
ARTICLE 13
TERM AND TERMINATION
13.1 Term. Provided that no Event of Default or Event of Early Termination has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Facility Termination Date. On the date of expiration or termination of this Agreement, all amounts due Buyer or Seller, as the case may be, under the Principal Agreements shall be immediately due and payable without notice to the other party and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Guarantor or Seller in default, all of which are hereby expressly waived by Guarantor and Seller.
13.2 Termination.
(a) This Agreement may be, without cause and for any reason whatsoever, terminated by mutual agreement between Buyer and Seller.

(b) Upon termination of this Agreement in accordance with this Agreement, all outstanding amounts due to Buyer or Seller, as the case may be, under the Principal Agreements shall be immediately due and payable without notice (except as expressly set forth in this Agreement) to the other party and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Guarantor or Seller in default, all of which are hereby expressly waived by Guarantor and Seller. Further, any termination of this Agreement shall not affect the outstanding obligations of Buyer or Seller under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer or Seller in connection therewith, including, without limitation, those rights and remedies afforded such party under this Agreement, shall survive any termination of this Agreement.
13.3 Extension of Term. Upon mutual agreement of Seller and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer may determine to be necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Seller acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.
ARTICLE 14
GENERAL
14.1 Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer, Guarantor and Seller agrees that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and the Participation Interest in the Servicing Rights of the Related Mortgage Loans are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Purchased Mortgage Loans or Related Mortgage Loans by having the ability to sell the Participation Interest in the Servicing Rights related to the Related Mortgage Loans free from any claims or encumbrances. Further, the fact that Seller, Guarantor or any Servicer may be entitled to a servicing fee for interim servicing of the Related Mortgage Loans or that Buyer may provide a separate notice of default to Guarantor or Seller or any Servicer regarding the servicing of the Related Mortgage Loans shall not affect or otherwise change the intent of Guarantor, Seller and Buyer regarding the integral and non-severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of a Participation Interest in the Servicing Rights related to the Related Mortgage Loans.

14.2 Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.
14.3 No Waiver. No failure or delay on the part of Seller, Guarantor or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Seller, Guarantor and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer.
14.4 Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Guarantor, Seller or Buyer would otherwise have. No notice or demand on Seller or Guarantor in any case shall entitle Seller or Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.
14.5 Rehypothecation; Assignment. Except pursuant to, and in accordance with, the Seller Limited Liability Company Agreement, the Principal Agreements may not be assigned by Guarantor or Seller. The applicable Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Related Mortgage Loans, Purchased Assets and other Purchased Items, may, at any time, be transferred or assigned, in whole or in part, by Buyer (including but not limited to any such transfer or assignment to a Federal Reserve Bank). Any transferee or assignee of Buyer may enforce any such Principal Agreements and such security interest directly against Seller and Guarantor.
Buyer shall have free and unrestricted use of all Purchased Assets and nothing shall preclude Buyer from engaging in repurchase transactions with such Purchased Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating such Purchased Assets; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim as set forth in Section 6.5.
Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register (the “Register”) on which it shall record the rights of Buyer and any assignee of Buyer under this Agreement, and each assignment. The Register shall include the names and addresses of Buyer (including all assignees or successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this agreement; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights.
Notwithstanding any other provision of this Agreement to the contrary, Buyer may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement and any other Principal Agreement, to (i) a security trustee in connection with the funding by Buyer of Transactions or (ii) a Federal Reserve Bank to secure obligations to such Federal Reserve Bank, in each case without the consent of Seller; provided that no such pledge or grant shall release Buyer from its obligations under this Agreement.
14.6 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.7 Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement and the holder of any such participation, if the participation agreement so provides, (a) shall, with respect to its participation, be entitled to all of the rights of Buyer and (b) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though Guarantor and Seller were directly obligated to the holder of such participation in the amount of such participation; provided, however, that Guarantor and Seller shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall they have to act except in compliance with the instructions of Buyer.
If Buyer sells a participation, Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets and other Purchased Items under the Principal Agreements (the “Participant Register”); provided that Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Purchased Asset and other Purchased Item under the Principal Agreements) to any person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer and participant shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
14.8 Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.
14.9 Survival. All representations, warranties, covenants and agreements herein contained on the part of Guarantor and Seller shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of Seller hereunder to be performed.
14.10 Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone and shall be sent by electronic systems (as described in clause (b)) or mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by electronic mail, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
If to Seller:    United Shore Repo Seller 4 LLC
585 South Boulevard E, Pontiac, MI 48341
Attention: Timothy Forrester, CFO
Telephone: [***]

If to Guarantor:    UNITED WHOLESALE MORTGAGE, LLC
585 South Boulevard E, Pontiac, MI 48341
Attention: Timothy Forrester, CFO
Telephone: [***]

With a copy to: UNITED WHOLESALE MORTGAGE, LLC
585 South Boulevard E, Pontiac, MI 48341
Attention: Legal Department
Email: [***]

If to Buyer:    Goldman Sachs Bank USA
    200 West Street
    New York, New York 10282
    Attn: Warehouse Asset Management
    Telephone: [***]
    Email: [***]; [***];
[***]; [***]

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the fifth (5th) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the sending party of an electronic mail with respect to which no delivery failure is received by such sending party, if delivered by electronic mail. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.
(b) All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).
If to Seller:    [***]
If to Guarantor: [***] with a copy to [***]
If to Buyer:    [***]
14.11 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
14.12 Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waive any objection that they may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.10(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
14.13 Waiver of Jury Trial. Each of Seller, Guarantor and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.
14.14 Counterparts. This Agreement may be executed in any number of counterparts by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that .pdf signatures may constitute original signatures and are binding upon the parties.
14.15 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.
14.16 Confidential Information and Customer Information. To effectuate this Agreement, Buyer, on the one hand, and each of Seller and Guarantor, on the other, may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of any party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between any party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree, except as otherwise expressly permitted in this Agreement:
(a) not to use the Confidential Information except in furtherance of this Agreement;
(b) to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and
(c) subject to the limitations set forth in the following paragraph, not to disclose Confidential Information other than (i) to their respective Affiliates and Subsidiaries, and for all of the foregoing, their respective officers, directors, executive committee members, employees, members, partners, shareholders, investors, advisors, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, (ii) as required by applicable law or regulation, or a legal proceeding (including a subpoena) by a court or regulatory body, only to the extent required by such law or regulation or legal proceeding (provided that, to the extent practicable and not prohibited by applicable law, rule or regulation, Buyer shall use commercially reasonable efforts to promptly notify Seller of such disclosure), (iii) in response to routine examinations, regulatory sweeps and other routine regulatory inquiries by a regulatory or self-regulatory authority, bank examiner or auditor, or (iv) to enforce the terms of this Agreement or any of the other Principal Agreements; provided, that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (1) is already known to the receiving party at the time it is obtained from the disclosing party; (2) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (3) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (4) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Guarantor or Seller with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Guarantor or Seller (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Confidential Information confidential and the Buyer shall be responsible for any breach of this Section 14.16 by such Persons).
In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by Guarantor and Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer (x) except as provided in subsection (c) above and (y) except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) any disclosures or filing required under the SEC or state securities’ laws; (iv) disclosures made to buyers or prospective buyers of such party’s business, and its counsel, accountants, representatives and agents; provided that such disclosure is made pursuant to a non-disclosure agreement acceptable to the non-disclosing party and the disclosing party is responsible for the breach of such non-disclosure agreement and (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of clauses (ii) and (iii) immediately above in this paragraph, Guarantor and Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of clause (iii), Guarantor and Seller shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Seller has (x) provided at least thirty (30) calendar days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) to the extent permitted under applicable law, redacted all pricing information and other commercial terms.
If any party or any of its successors, Subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the non-breaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief.
Each of Seller and Buyer understands and agrees that the Customer Information (as defined below) is subject to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the FTC’s Privacy Regulations, 16 C.F.R. Part 313, and Standards for Safeguarding Customer Information, 16 C.F.R. Part 314 and any other applicable federal and state privacy laws and regulations, and other applicable law of any government or agency or instrumentality thereof regarding the privacy or security of Customer Information (the “Privacy Requirements”). Each of Seller and Buyer agrees that it shall comply with the Privacy Requirements and shall cause all of its agents, employees, Affiliates, Subsidiaries and any other person or entity that receives the Customer Information from Seller or Buyer, respectively, to comply with the Privacy Requirements and Seller or Buyer, respectively, will promptly notify Seller or Buyer, as applicable, of any breach of the Privacy Requirements. Furthermore, each Seller and Buyer shall maintain (and shall cause all of its respective agents, employees, Affiliates, Subsidiaries and any other person or entity that receives the Customer Information from Seller or Buyer to maintain) appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Privacy Requirements. For purposes of this Section 14.16, “Customer Information” means any non-public personal information (as such term is defined in the FTC’s Privacy Regulations) concerning an obligor under a Related Mortgage Loan or Purchased Asset regardless of whether such information was provided by Seller or Buyer or was prepared by Seller, Buyer or any Affiliate or agent of Seller or Buyer based on or derived from the Customer Information. Any communications by Seller or Buyer with any obligor under a Related Mortgage Loan or Purchased Asset shall comply with all applicable laws, including, without limitation, the Telemarketing Sales Rule, as amended, 16 C.F.R. Part 310. Seller or Buyer shall permit the other and its designees, at Seller’s expense, as applicable, upon prior written notice and as reasonably agreed to by the parties hereto in timing and scope, to examine and verify compliance with the Privacy Requirements with respect to Customer Information which may include, but shall not be limited to, conducting information security assessments of such party and such party’s procedures.
14.17 Intent. Each of Guarantor, Seller and Buyer recognize and intend that:
(a) this Agreement and each Transaction hereunder constitutes a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the pledge of the Related Credit Enhancement in Section 6.1 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Each of Guarantor, Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);
(b) Buyer’s right to liquidate the Related Mortgage Loans and/or Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 and any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, or (ii) comply with a Margin Call, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and
(c) any payments or transfers of property by Guarantor or Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).

14.18 Right to Liquidate. It is understood that either party’s right to liquidate Related Mortgage Loans and/or Purchased Assets delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 561 of the Bankruptcy Code.
14.19 Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.
14.20 Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.
14.21 Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for U.S. federal income tax law and any relevant provisions of state or local tax law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.
14.22 Examination and Oversight by Regulators. Guarantor and Seller agree that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Guarantor and Seller shall comply with all reasonable requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.
14.23 Anti-Money Laundering Laws Notice. Buyer hereby notifies Guarantor and Seller that pursuant to the requirements of Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies Seller or Guarantor, which information includes the name and address of Seller or Guarantor and other information that will allow it to identify Seller or Guarantor in accordance with Anti-Money Laundering Laws. Guarantor and Seller shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Buyer in order to assist Buyer in maintaining compliance with Anti-Money Laundering Laws.
(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BUYER:    GOLDMAN SACHS BANK USA

By:    /s/ Thomas Manning
Name:     Thomas Manning
Title:     Authorized Signatory

SELLER:    UNITED SHORE REPO SELLER 4 LLC

By:    /s/ Blake Kolo        _________
Name:     Blake Kolo        _________
Title:     EVP, Chief Business Officer____
GUARANTOR:    UNITED WHOLESALE MORTGAGE, LLC

By:    /s/ Blake Kolo        _________
Name:     Blake Kolo        _________
Title:     EVP, Chief Business Officer____

Signature Page to Master Repurchase Agreement

EXHIBIT A
GLOSSARY OF DEFINED TERMS
“Ability to Repay Rule”: 12 C.F.R. Section 1026.43(c), including all applicable official staff commentary.
“Acceptable Title Insurance Company”: A nationally recognized title insurance company that is acceptable to the Agencies and has not been disapproved by Buyer in a writing provided to Seller.
“Accepted Servicing Practices”: With respect to any Related Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Related Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.
“Account Bank”: (a) Wells Fargo Bank, National Association, in its capacity as depository bank with respect to the Custodial Account or the Disbursement Account, as applicable, or (b) such other party upon whom Buyer and Seller may mutually agree.
“Adjusted Tangible Net Worth”: As set forth in the Transactions Terms Letter.
“Administrative Agent”: As defined in the Credit Agreement.
“Affiliate”: With respect to a Person, any other Person that (a) directly or indirectly through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with such Person or (b) is an officer or director of such Person; provided that with respect to Seller and Guarantor, “Affiliate” shall exclude First Look Appraisals, LLC and Class Valuation LLC. Solely for purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agency”: Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.
“Agency Audit”: Any Agency, HUD, FHA, VA and RD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency, HUD, FHA, VA or RD).
“Agency Documents”: All documents required from time to time pursuant to the applicable Agency Guide to remain an Agency Eligible Mortgage Loan.
“Agency Eligible Mortgage Loan”: A Mortgage Loan that is originated in, and at all times remains in, Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.
“Agency Guides”: The Ginnie Mae Guide, the Fannie Mae Guide, the Freddie Mac Guide, the FHA Regulations, the VA Regulations or the RD Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, in the ordinary course of business and not at the request of Seller, Guarantor or any of their respective Affiliates and provided that any such amendment, supplement or other modification is applicable to at least one other Person that is not an Affiliate of Seller or Guarantor in addition to Seller and Guarantor or (ii) at the request of Guarantor to Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, and as to which with respect to this clause (ii), (x) Guarantor has given prior written notice to Buyer of any such amendment, supplement or other modification to the extent such amendment, supplement or other
Exhibit A-1

modification could reasonably be expected to have a material adverse effect on Buyer and (y) Buyer shall not have reasonably objected.
“Agency Program”: The Ginnie Mae Program, the Fannie Mae Program and/or the Freddie Mac Program, as the context may require.
“Aggregate Outstanding Purchase Price”: The aggregate outstanding Purchase Price of all Transactions or specified Purchased Assets, as the case may be, as of any date of determination. For purposes of clarity, the Aggregate Outstanding Purchase Price shall include any Purchase Price funded irrespective of whether a Wet Mortgage Loan subject to the related Transaction actually closed until such Purchase Price is returned pursuant to this Agreement.
“Aggregate Transaction Limit”: The maximum aggregate principal amount of Transactions (measured by the related outstanding Purchase Price) that may be outstanding at any one time, as set forth in the Transactions Terms Letter.
“Aging Event”: With respect to any Purchased Asset and any date of determination, the origination date for the Related Mortgage Loans with respect to such Purchased Asset is greater than sixty (60) calendar days prior to such date of determination.
“Aging Event Asset”: If applicable per the Transactions Terms Letter, as of any date of determination, a Purchased Asset that is not a Defective Asset and was not repurchased prior to the occurrence of an Aging Event with respect to such Purchased Asset.
“Anti-Money Laundering Laws”: As defined in Section 8.1(y) of this Agreement.
“Applicable Law” shall mean all applicable laws of any Governmental Authority, including laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.
“Applicable Pricing Rate”: initially, LIBOR; provided, that if an Applicable Pricing Rate Transition Event or an Early Opt-in Election, as applicable, and its related Applicable Pricing Rate Replacement Date have occurred with respect to LIBOR or the then-current Applicable Pricing Rate, then “Applicable Pricing Rate” shall mean the Applicable Pricing Rate Replacement to the extent that such Applicable Pricing Rate Replacement has become effective pursuant to clause (a) of Section 4.6 of this Agreement. It is understood that the Applicable Pricing Rate shall be adjusted at each applicable Reference Time.
“Applicable Pricing Rate Replacement”: For any Collection Period, the first alternative set forth in the order below that can be determined by Buyer as of the Applicable Pricing Rate Replacement Date:
(a)    the sum of: (i) Term SOFR and (ii) the Applicable Pricing Rate Replacement Adjustment;
(b)    the sum of: (i) Daily Simple SOFR and (ii) the Applicable Pricing Rate Replacement Adjustment;
(c)    the sum of: (i) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Applicable Pricing Rate for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Applicable Pricing Rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (ii) the Applicable Pricing Rate Replacement Adjustment;
Exhibit A-2

provided that, in the case of clauses (a) above, Unadjusted Applicable Pricing Rate Replacement is displayed on a screen or other generally recognized information service that publishes such rate or rates from time to time as selected by Buyer in its Discretion. If the Applicable Pricing Rate Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the LIBOR Floor, the Applicable Pricing Rate Replacement will be deemed to be the LIBOR Floor for the purposes of this Agreement.
“Applicable Pricing Rate Replacement Adjustment”: For any Collection Period:
(a)    for purposes of clauses (a) and (b) of the definition of “Applicable Pricing Rate Replacement,” the first alternative set forth in the order below that can be determined by Buyer as of the Applicable Pricing Rate Replacement Date:
(i)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the replacement of such Applicable Pricing Rate with the applicable Unadjusted Applicable Pricing Rate Replacement for the applicable Corresponding Tenor;
(ii)    the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to USD LIBOR for the Corresponding Tenor; and
(b)    for purposes of clause (c) of the definition of “Applicable Pricing Rate Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer and Seller for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Applicable Pricing Rate with the applicable Unadjusted Applicable Pricing Rate Replacement by the Relevant Governmental Body on the applicable Applicable Pricing Rate Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Applicable Pricing Rate with the applicable Unadjusted Applicable Pricing Rate Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;
provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Applicable Pricing Rate Replacement Adjustment from time to time as selected by Buyer in its Discretion.
“Applicable Pricing Rate Replacement Conforming Changes”: With respect to any Applicable Pricing Rate Replacement, any technical, administrative or operational changes (including changes to the definition of “Collection Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Applicable Pricing Rate Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Applicable Pricing Rate Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).
Exhibit A-3

“Applicable Pricing Rate Replacement Date”: The earliest to occur of the following events with respect to the then-current:
(a)    in the case of clause (a) or (b) of the definition of “Applicable Pricing Rate Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Applicable Pricing Rate (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Applicable Pricing Rate (or such component thereof);
(b)    in the case of clause (c) of the definition of “Applicable Pricing Rate Transition Event,” the date of the public statement or publication of information referenced therein; or
(c)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Seller, so long as Buyer has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Seller, written notice of objection to such Early Opt-in Election from Seller.
For the avoidance of doubt, (i) if the event giving rise to the Applicable Pricing Rate Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Applicable Pricing Rate Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Applicable Pricing Rate Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Applicable Pricing Rate upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Applicable Pricing Rate (or the published component used in the calculation thereof).
“Applicable Pricing Rate Transition Event”: The occurrence of one or more of the following events with respect to the then-current Applicable Pricing Rate:
(a)    a public statement or publication of information by or on behalf of the administrator of the Applicable Pricing Rate announcing that such administrator has ceased or will cease to provide the all Available Tenors of such Applicable Pricing Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Applicable Pricing Rate (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the Applicable Pricing Rate (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Applicable Pricing Rate (or such component), a resolution authority with jurisdiction over the administrator for such Applicable Pricing Rate (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Applicable Pricing Rate (or such component), which states that the administrator of such Applicable Pricing Rate (or such component) has ceased or will cease to provide all Available Tenors of such Applicable Pricing Rate (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Applicable Pricing Rate (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Pricing Rate (or the published component used in the
Exhibit A-4

calculation thereof) announcing that all Available Tenors of such Applicable Pricing Rate (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Applicable Pricing Rate Transition Event” will be deemed to have occurred with respect to any Applicable Pricing Rate if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Applicable Pricing Rate (or the published component used in the calculation thereof).
“Applicable Pricing Rate Unavailability Period” means the period (if any) (x) beginning at the time that a Applicable Pricing Rate Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Applicable Pricing Rate Replacement has replaced the then-current Applicable Pricing Rate for all purposes hereunder and under any Facility Document in accordance with Section 4.6 and (y) ending at the time that a Applicable Pricing Rate Replacement has replaced the then-current Applicable Pricing Rate for all purposes hereunder and under any Principal Agreement in accordance with Section 4.6.
“Available Tenor”: As of any date of determination and with respect to the then-current Applicable Pricing Rate, as applicable, any tenor for such Applicable Pricing Rate or payment period for interest calculated with reference to such Applicable Pricing Rate, as applicable, that is or may be used for determining the length of a Collection Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Applicable Pricing Rate that is then-removed from the definition of “Collection Period” pursuant to clause (d) of Section 4.6.
“Appraisal”: To the extent required, by any Agency written appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by a Qualified Appraiser, which (i) complies with the requirements of FIRREA and the Uniform Standards of Professional Appraisal Practice (as developed by the Appraisal Standards Board of the Appraisal Foundations), (ii) provides an accurate estimate of the bona fide market value of the related Mortgaged Property at the time of origination, (iii) complies in all respects with all applicable appraiser independence requirements, restrictions and guidelines including those contained in the Appraiser Independence Requirements as adopted by Fannie Mae or Freddie Mac, and (iv) was delivered prior to the final approval of the Mortgage Loan; provided however, if an appraisal is exempted for any particular Mortgage Loan, written notice of such exemption will be provided.
“Approvals”: With respect to Guarantor or any Servicer, the approvals obtained by the applicable Agency, HUD, the VA or the RD in designation of Guarantor or such Servicer, as applicable, as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a RD-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.
“Approved Investor”: Any Agency, Governmental Authority, Guarantor, Affiliate of Guarantor, or any other private institution, in each case, as mutually agreed by Buyer and Seller, purchasing such Related Mortgage Loans or Mortgage-Backed Securities on a forward basis from Guarantor or Buyer pursuant to a Purchase Commitment.
“Approved Originator”: Guarantor or a correspondent of Seller designated in accordance with Section 3.6(c) of this Agreement.
“Approved Payee”: Any of (a) a Closing Agent approved in accordance with Section 3.6(b) of this Agreement or (b) a Qualified Originator.
“Asset”: A Participation Interest in a Mortgage Loan, or in the case of a Pooled Mortgage Loan, the resulting Mortgage-Backed Security pursuant to Section 3.7.
Exhibit A-5

“Asset Data Record”: A document completed by Seller and submitted to Buyer with respect to each Purchased Asset, containing, (a) with respect to each Purchased Mortgage Loan, the full legal name of any Approved Originator that originated the Related Mortgage Loan with respect to such Purchased Mortgage Loan and, to the extent available to Seller, the loan number assigned by such Approved Originator to the Related Mortgage Loan with respect to such Purchased Mortgage Loan, and (b) the information as Buyer may reasonably request in writing from Seller from time to time, to the extent readily available and subject to confidentiality restrictions.
“Asset Value”: With respect to each Purchased Asset and any date of determination, an amount equal to the following, as applicable, as the same may be reduced in accordance with Section 4.3:
(a)if the Purchased Asset is not a Defective Asset, the lesser of (i) the product of the related Type Purchase Price Percentage and the least of (A) the Market Value of such Purchased Asset; (B) the unpaid principal balance of such Purchased Asset; (C) the purchase price paid by Seller for such Purchased Asset in an arms-length transaction with a Person that is not an Affiliate of Seller if it is a Mortgage Loan; and (D) the Takeout Price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment; and (ii) the excess of (A) the Market Value of such Purchased Assets over (B) the product of (1) the excess of (a) 100% over (b) the related Type Purchase Price Percentage and (2) the unpaid principal balance of such Purchased Asset; or
(b)if the Purchased Asset is a Defective Asset, zero.
“Assignment”: A duly executed assignment to Buyer in recordable form of a Related Mortgage Loan, of the indebtedness secured thereby and of all documents and rights related to such Related Mortgage Loan.
“Assignment of Closing Protection Letter”: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit D hereto.
“Bailee Agreement”: A bailee agreement or bailee letter that is in a form acceptable to Buyer.
“Bankruptcy Code”: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Borrower”: As defined in the Credit Agreement.
“Business Combination Agreement” means that certain Business Combination Agreement dated September 22, 2020, by and between Gores Holdings IV, Inc., a Delaware corporation, Seller, UWM Holdings, LLC, a Delaware limited liability company, and SFS Holding Corp., a Michigan corporation.
“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which the Federal Reserve or the New York Stock Exchange is closed or (c) a day on which banks in the States of Michigan or New York (or such other states in which the principal office of either Custodian or the Disbursement Agent is subsequently located, as specified in writing by a Custodian or the Disbursement Agent to the parties hereto) are required, or authorized by law, to close.
“Buyer Parties”: As defined in Section 11.10 of this Agreement.
“Cash”: Money, currency or a credit balance on hand or in any demand or deposit account.
“Cash Equivalents”: As at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having,
Exhibit A-6

at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by Buyer or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than [***] and (c) has a rating of at least “AA-” from S&P and “Aa3” from Moody’s; and (iv) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than [***] and (c) has the highest rating obtainable from either S&P or Moody’s.
“Cease Funding Event”: Any of the following:
(a)    the aggregate original Asset Value of those Purchased Assets that are deemed to be Defective Assets is greater than or equal to [***] of the outstanding Transactions for more than [***] consecutive Business Days or longer in Buyer’s Discretion;
(b)    a breach of any servicing obligations of any Servicer, including, but not limited to, its failure to deposit any funds required to be deposited under Section 6.2(h) into the Custodial Account;
(c)    Guarantor’s membership in MERS is terminated for any reason without the consent of Buyer, which consent shall not be unreasonably withheld; or
(d)    Guarantor voluntarily chooses to surrender its Approvals with one or more Agencies at any time.
No Cease Funding Event described herein shall cause the termination or modification of any existing Transaction except to the extent otherwise provided herein.
“Change in Law” shall mean the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any Law, (b) any change in Law or in the administration, interpretation, application or implementation thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or (d) compliance by Buyer, by any lending office of Buyer or by Buyer’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof and (iii) all requests, rules, guidelines and directives under either of the foregoing or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date implemented, enacted, adopted or issued.
“Change of Control”:
(a)any transaction or event as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the beneficial owner directly or indirectly, of 50% or more of the total voting power of UWM Corporation, and thereafter, the Permitted
Exhibit A-7

Holders are the beneficial owners, directly or indirectly, of less than 50.1% of the total voting power of the UWM Corporation;
(b)any transaction or event as a result of which UWM Corporation ceases to serve as the manager, directly or indirectly, of the Guarantor; or
(c)with respect to Seller, any time Guarantor ceases to own, directly, legally and beneficially, 100% of the Equity Interests of Seller or Guarantor ceases to be the sole managing member of Seller.
For the purposes of this definition, “beneficially own” shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
“Closing Agent”: The Person designated in accordance with Section 3.6, to receive Purchase Prices from Disbursement Agent, for the account of Seller, for the purpose of (i) funding a Related Mortgage Loan or (ii) in the case of a new origination Wet Mortgage Loan or Dry Mortgage Loan as to which the origination funds are being remitted to the closing table, originating such Mortgage Loan in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being originated.
“Closing Protection Letter”: A document issued by a title insurance company to Seller and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Seller and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.
“Code”: The Internal Revenue Code of 1986, as amended.
“Collateral Agency Agreement”: That certain Collateral Agency Agreement, dated as of the date hereof among Guarantor, Seller, Buyer and Goldman Sachs Bank USA, as administrative agent.
“Collection Period”: (a) Initially, the period commencing on the Effective Date up to but not including the first day of the following calendar month, and (b) thereafter, the period commencing on the first day of each calendar month up to but not including the first day of the following calendar month.
“Connection Income Taxes”: Taxes that are imposed as a result of a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement, being the legal owner of the Purchased Assets or selling or assigning an interest in this Agreement) to the jurisdiction imposing such Tax (or any political subdivision thereof) and that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Conventional Conforming Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Desktop Underwriter or Loan Prospector.
“Corresponding Tenor”: With respect to an Available Tenor shall mean a tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Agreement”: That certain Credit Agreement, dated as of December 19, 2019, among Guarantor, the Administrative Agent and the financial institutions party thereto as lenders.
“Custodial Account”: As defined in Section 6.2(h) of this Agreement.
Exhibit A-8

“Custodial Account Control Agreement”: The agreement among Seller, Guarantor, Buyer and the Account Bank, to perfect Buyer’s security interest in the Custodial Account, in form and substance acceptable to Buyer in its Discretion, as the same may be amended from time to time.
“Custodial Agreement”: The Wells Custodial Agreement or the DB Custodial Agreement, as applicable.
“Custodian”: The Wells Custodian or the DB Custodian, as applicable.
“Customer Information”: As defined in Section 14.16 of this Agreement.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Buyer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its Discretion.
“DB Custodial Agreement”: The Custodial Agreement executed among Buyer, Guarantor, Seller and the DB Custodian with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.
“DB Custodian”: Deutsche Bank National Trust Company, any of its successors or permitted assigns, or any other Person approved by Buyer.
“Debt”: As to any Person at any time, all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (d) reimbursement obligations under any letter of credit or Derivatives Contract (other than in connection with this Agreement); (e) obligations of such Person to pay the deferred purchase price of property or services; (f) Finance Lease Obligations; (g) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (h) any guarantee or endorsement of, or responsibility for, any Debt of the types described in this definition; (i) liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed; (j) unvested pension obligations; and (k) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness.
“Default Rate”: The lesser of (a) the Applicable Pricing Rate plus the applicable Type Margin plus [***], or (b) the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.
“Defective Asset”: A Purchased Asset:
(a)that is not or at any time ceases to be an Eligible Asset;
(b)that is an interest in a Mortgage Loan and is the subject of fraud by any Person (including any Approved Originator) involved in the origination of such Mortgage Loan;
(c)that is an interest in a Mortgage Loan and the related Mortgaged Property is the subject of material damage or waste;
(d)for which any breach of a warranty or representation set forth in Section 8.2 occurs;
Exhibit A-9

(e)that is an interest in a Mortgage Loan where the related Mortgagor fails to make the first payment due under the Mortgage Note on or before the applicable due date, including any applicable grace period;
(f)that was rejected by the Approved Investor set forth in the related Purchase Commitment;
(g)that is a Related Mortgage Loan and it is determined to be ineligible for sale as a Related Mortgage Loan of the Type originally stipulated; or
(h)for which the Aggregate Outstanding Purchase Price for all relevant Purchased Assets exceeds the product of the applicable Type Sublimit (expressed as a decimal and as determined by the Type of Purchased Asset) and the Aggregate Outstanding Purchase Price.
“Delinquent Mortgage Loan”: Any mortgage loan with respect to which the related Mortgagor is greater than thirty (30) calendar days delinquent following the first date of delinquency under the MBA method of delinquency.
“Depository”: The Federal Reserve Bank of New York, or as otherwise defined in the glossary of the Ginnie Mae Guide, the Fannie Mae Guide or the Freddie Mac Guide, as applicable.
“Disbursement Account”: As defined in Section 3.5(e) of this Agreement.
“Disbursement Agent”: Wells Fargo Bank, N.A., or such other party upon whom Buyer and Guarantor may mutually agree.
“Disbursement Agent and Account Bank Agreement”: The Disbursement Agent and Account Bank Agreement executed among Buyer, Guarantor, Seller, Account Bank and Disbursement Agent with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.
“Discretion” means a determination made in the sole discretion of Buyer exercised in good faith and in its commercially reasonable business judgment.
“Division”: Section 18-217 of the Delaware Limited Liability Company Act. “Divide” has the correlative meaning.
“Dry Mortgage Loan”: A Mortgage Loan for which Buyer or a Custodian has possession of the related Dry Mortgage Loan Documents, in a form and condition acceptable to Buyer (which for the avoidance of doubt could be a Wet Mortgage Loan on the related Purchase Date and convert to a Dry Mortgage Loan once all Dry Mortgage Loan Documents have been received by Buyer or a Custodian).
“Dry Mortgage Loan Documents”: The original Mortgage Note, including any riders thereto, endorsed by the named holder or payee endorsing such Mortgage Note in blank. The Mortgage Note must contain all prior and intervening endorsements necessary to show a complete chain of endorsements and endorsed in blank. In the event the original Mortgage Note has been lost a lost note affidavit may be in place of the Mortgage Note. In all instances, a copy of the original Mortgage Note must accompany the lost note affidavit.
“Early Opt-in Election”: If the then-current Applicable Pricing Rate is LIBOR, the occurrence of:
(a)    the determination by Buyer that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as an Applicable Pricing Rate rate (and such
Exhibit A-10

syndicated or bilateral credit facilities are identified in such notice and are publicly available for review), and
(b)    the joint election by Buyer and Seller to trigger a fallback from LIBOR (the “Rate Election Notice”).
“Effective Date”: That effective date set forth in the Transactions Terms Letter.
“Electronic Tracking Agreement”: That certain Electronic Tracking Agreement among Buyer, Seller, MERSCORP Holdings, Inc. and MERS, as the same may be amended from time to time.
“Eligible Asset”: With respect to any Transaction (a) from and after the related Purchase Date, a Participation Interest in an Eligible Mortgage Loan, and (b) from and after the related Pooling Date, a Participation Interest in an Eligible Mortgage Loan that is a Pooled Mortgage Loan, as the context may require.
“Eligible Mortgage Loan”: A Mortgage Loan that meets the eligibility criteria set forth in the Transactions Terms Letter.
“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (b) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” shall mean any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, or any other requirements of Governmental Authorities relating to (a) environmental matters; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Seller or Guarantor or any of their Subsidiaries or any Mortgaged Property.
“EPD Mortgage Loan”: Any mortgage loan with respect to which the related Mortgagor has not timely made the first three (3) monthly payments following the origination date of such mortgage loan, irrespective of any applicable grace period.
“Equity Interests”: All shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“ERISA Affiliate”: Any person (as defined in Section 3(9) of ERISA) that together with Guarantor is a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code or ERISA Sections 4001(a)(14) or 4001(b)(1).
“ERISA Event”: (a) that a Reportable Event has occurred with respect to any Single Employer Plan; (b) the institution of any steps by Guarantor or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single Employer Plan; (c) the institution of any steps by Guarantor or any ERISA Affiliate to withdraw from any Multiemployer Plan or written notification of Guarantor or any ERISA Affiliate concerning the imposition of withdrawal liability; (d) a non-exempt
Exhibit A-11

“prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any Single Employer Plan or Multiemployer Plan; (e) the cessation of operations at a facility of Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) with respect to a Single Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single Employer Plan; (h) a determination that a Single Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (i) the insolvency of a Multiemployer Plan, written notification that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or any failure by Guarantor or any ERISA Affiliate to make any required payment or contribution to a Multiemployer Plan; or (j) the taking of any action by, or the threatening of the taking of any action by, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“Escrow Agreement”: That certain Amended and Restated Escrow Agreement, dated as of May 23, 2019, among Buyer, Guarantor and the other parties thereto, as the same has been, and may be, amended from time to time.
“Event of Default”: Any of the conditions or events set forth in Section 11.1 of this Agreement.
“Event of Early Termination”: Any of the conditions or events set forth in Section 11.2 of this Agreement.
“Excluded Taxes”: Any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Buyer being organized under the laws of, having its principal office or applicable lending office located in, or having another present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement, being the legal owner of the Purchased Assets or selling or assigning an interest in this Agreement) to, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Taxes imposed on amounts payable to or for the account of Buyer under this Agreement pursuant to a law in effect on the date on which (i) such Buyer becomes a party hereto or (ii) such Buyer (other than at the request of Seller) changes its lending office, except, in each case, to the extent that, pursuant to Section 12.3, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer’s failure to comply with Sections 12.3(c), (d) and (f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order”: As defined in Section 8.1(z)(i) of this Agreement.
“Expiration Date”: As set forth in the Transactions Terms Letter.
“Facility Termination Date”: The earliest of (a) the Expiration Date set forth in the Transactions Terms Letter, (b) at Buyer’s option, upon the occurrence of an Event of Default that has not been waived by Buyer, or (c) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
“Fannie Mae”: The Federal National Mortgage Association and any successor thereto.
“Fannie Mae Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.
Exhibit A-12

“Fannie Mae Program”: The Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.
“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) implements any law or regulation referred to in clause (a) above; and (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in clause (a) or (b) above with any Governmental Authority in any jurisdiction.
“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“FHA”: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.
“FHA Mortgage Insurance”: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.
“FHA Mortgage Insurance Contract”: A contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations”: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.
“FICO Score”: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.
“Finance Lease Obligation”: For any Person, the amount of Debt under a lease of property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.
“FIRREA”: The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
“Foreign Buyer”: As defined in Section 12.3(d) of this Agreement.
“Freddie Mac”: The Federal Home Loan Mortgage Corporation and any successor thereto.
“Freddie Mac Guide”: The Freddie Mac Seller’s and Servicers’ Guide, as such guide may hereafter from time to time be amended.
“Freddie Mac Program”: The Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.
“Funding Deposit Account”: The non-interest bearing funding deposit account established and maintained by the Funding Deposit Account Bank, which includes any distinct subaccounts thereof, if applicable, bearing ABA Number: [***]; Acct. Name: [***]; Account Number: [***]; FFC: [***] Funding Deposit Account.
“Funding Deposit Account Bank”: Wells Fargo Bank, National Association, or such other party upon whom Buyer and Guarantor may mutually agree.
Exhibit A-13

“Funding Notice”: Notification to Seller by Buyer that Buyer wishes to enter into a Transaction pursuant to the terms set forth in the Transaction Request, or as otherwise agreed to between the Buyer and Seller, pursuant to the Transaction Request delivered by the Seller,
“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.
“Ginnie Mae”: Government National Mortgage Association and any successor thereto.
“Ginnie Mae Guide”: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.
“Ginnie Mae Program”: The Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.
“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating agreement or trust agreement and/or other organizational, charter or governing documents.
“Government Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:
(1)subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its Discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations;
(2)subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its Discretion, does not exceed the applicable maximum mortgage limits as set forth in the VA Regulations; or
(3)eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its Discretion, does not exceed the applicable maximum mortgage limits as set forth in the RD Regulations.
“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
“GS&Co.”: Goldman Sachs & Co. LLC.
“GS Bank”: Goldman Sachs Bank USA.
Exhibit A-14

“Guaranty and Security Agreement”: That certain Guaranty and Security Agreement, dated as of the date hereof, by Guarantor in favor of Buyer.
“Haircut”: With respect to a Mortgage Loan and as shall be detailed in the related Transaction Request, the excess of (a) the amount required to be paid to the Approved Payee over (b) the related Purchase Price.
“HARP Mortgage Loan”: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan,” and by Freddie Mac as a “Relief Refinance Mortgage.”
“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“HUD”: The United States Department of Housing and Urban Development or any successor thereto.
“Income”: With respect to any Purchased Asset at any time until repurchased by Seller, any principal and/or interest thereon and all dividends, Proceeds and other collections and distributions thereon, but excluding, for the avoidance of doubt, any amounts a third-party Servicer is entitled to retain pursuant to a Servicing Agreement and any escrow amounts.
“Indemnified Party”: As defined in Section 12.1 of this Agreement.
“Indemnified Taxes”: As defined in Section 12.3(a) of this Agreement.
“Insolvency Event”: The occurrence of any of the following events:
(a)such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law, which proceeding or petition seeks dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;
(b)corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;
Exhibit A-15

(c)an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or
(d)involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law, which proceeding or petition seeks dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person.
“Intercreditor Agreement”: That certain Second Amended and Restated Intercreditor Agreement, dated as of May 23, 2019, by and among Guarantor, Buyer and the other parties thereto.
“Investment Company Act”: As defined in Section 8.1(o) of this Agreement.
“Insurer”: A private mortgage insurer, which is acceptable to Buyer.
“Irrevocable Closing Instructions”: Closing instructions, including wire instructions, issued in connection with funds disbursed for the funding, from time to time, of new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table, which closing instructions shall include (a) a notice to the Closing Agent that the Guarantor and Seller have granted a security interest in the funds and the Mortgage Loan Documents, (b) that the Closing Agent is required to return the funds immediately to the respective bank account from which funds were sent if the Mortgage Loan does not close within one (1) Business Day of receipt of the funds and (c) that the Closing Agent is not to send funds to any account other than from which they were sent under any circumstances.
“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“Joint Securities Account Control Agreement”: That certain Second Amended and Restated Joint Securities Account Control Agreement, dated as of May 23, 2019, among Buyer, Guarantor, the Securities Intermediary and the other parties thereto.
“Jumbo Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien Mortgage Loan (i) for which the original loan amount is greater than the applicable conventional conforming loan limits set by the Federal Housing Finance Authority in the jurisdiction where the related Mortgaged Property is located and (ii) which meets the transaction requirements set forth on Schedule 1 of the Transactions Terms Letter.
“LIBOR”: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using LIBOR, then Buyer may, in addition to its rights under Section 4.4 and Section 4.6, select an alternative rate of interest or index in its Discretion; provided further, that if at any time LIBOR shall be less than the LIBOR Floor, then LIBOR shall be deemed to be the LIBOR Floor at such time.
“LIBOR Floor”: As defined in the Transactions Terms Letter.
Exhibit A-16

“Lien”: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Losses”: As defined in Section 12.1 of this Agreement.
“LTV”: With respect to any Mortgage Loan, the ratio of the original unpaid principal balance of the Mortgage Loan to the lesser of (i) the appraised value of the Mortgaged Property set forth in such appraisal and (ii) the sales price of the Mortgaged Property.
“Margin Call”: As defined in Section 6.3(b) of this Agreement.
“Margin Call Reserve Account”: The non-interest bearing margin call reserve account established and maintained by Wells Fargo Bank, N.A., which includes any distinct subaccounts thereof, if applicable, bearing ABA Number: [***]; Acct. Name: [***]; Account Number: [***]; FFC: [***] Margin Call Reserve Account.
“Margin Deficit”: As defined in Section 6.3(b) of this Agreement.
“Market Value”: With respect to an Asset, the fair market value of the Asset as determined by Buyer in accordance with a methodology that Buyer uses for similar assets, as determined by Buyer in its Discretion. At no time and in no event will the Market Value of a Purchased Mortgage Loan be greater than the Market Value of such Purchased Mortgage Loan on the initial Purchase Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.
“Material Adverse Change”: The occurrence of an event or a change in circumstances that had or is reasonably likely to have a Material Adverse Effect.
“Material Adverse Effect”: Any event or circumstance having a material adverse effect on any of the following: (a) the business, property, assets, operations or financial condition of Seller and Guarantor, taken as a whole, (b) the ability of Seller or Guarantor to perform its obligations under the Principal Agreements, (c) the validity or enforceability of this Agreement or any other Principal Agreement, (d) a material adverse effect on the existence, perfection, priority, value, marketability, collectability or enforceability of a material portion of the Related Mortgage Loans or the Purchased Assets or of Buyer’s security interest in a material portion of the Related Mortgage Loans, the Purchased Items or the Purchased Assets.
“Maximum Dwell Time”: For any Purchased Asset that is not a Defective Asset, the maximum number of days such Purchased Asset can be not repurchased by Seller before such Purchased Asset may be deemed to be a Defective Asset, as set forth in the Transactions Terms Letter.
“MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“Minimum Maintenance Amount”: With respect to the Purchased Assets as of the close of business on any date of determination, the aggregate Asset Value of all Purchased Assets as of such date of determination.
“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage”: A first-lien mortgage, deed of trust, security deed or similar instrument on improved real property (including for the avoidance of doubt any proprietary lease or cooperative shares in connection with cooperative loans).
“Mortgage-Backed Security”: Any fully-modified pass-through mortgage-backed security that is (a) either issued by a Guarantor and fully guaranteed by Ginnie Mae or issued and fully guaranteed with respect to timely payment of interest and ultimate payment of principal by Fannie Mae or Freddie Mac; (b) evidenced by a book-entry account in a depository institution having book-entry accounts at the
Exhibit A-17

applicable Depository; and (c) backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such Mortgage-Backed Security in the related Purchase Commitment.
“Mortgage Loan”: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.
“Mortgage Loan Documents”: With respect to each Related Mortgage Loan, each document listed on Exhibit A to the applicable Custodial Agreement and .
“Mortgage Loan File”: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to a Custodian pursuant to the applicable Custodial Agreement.
“Mortgage Note”: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.
“Mortgaged Property”: The real property (or other collateral relating to cooperative loans) securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor”: The obligor of a Mortgage Loan.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Guarantor or any of its ERISA Affiliates has contributed, or has been obligated to contribute.
“Nationally Recognized Accounting Firm”: (a) Any of Richey Mae & Co. and any successors to any such firm and (b) any other public accounting firm designated by Guarantor and approved by Buyer, such approval not to be unreasonably withheld or delayed.
“Non-Usage Fee”: The fee set forth in the Transactions Terms Letter payable by Seller quarterly in arrears on each applicable Price Differential Date, based upon the unused portion of the Aggregate Transaction Limit.
“OFAC”: The U.S. Department of Treasury’s Office of Foreign Asset Control.
“Other Mortgage Loan Documents”: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, and as applicable, the following: (a) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (b) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (c) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (d) the original Purchase Commitment, if any; (e) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the RD Loan Guaranty Agreement and the Insurer’s certificate or commitment to insure, as applicable; (f) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (g) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Guarantor to have been sent for recording, if any; (h) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (i) the loan application; (j) verification of the Mortgagor’s employment and income, if applicable; (k) verification of the source and amount of the down payment; (l) credit report on Mortgagor; (m) appraisal of the Mortgaged Property, or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides; (n) the original executed disclosure statement; (o) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (p) the original of any guarantee executed in connection with the Mortgage Note (if any); (q) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (r) all copies of powers of attorney or
Exhibit A-18

similar instruments, if applicable; (s) copies of all documentation in connection with the underwriting and origination of any Related Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable; and (t) all other documents relating to the Related Mortgage Loan.
“Other Taxes”: As defined in Section 12.3(a) of this Agreement.
“Participant Register”: As defined in Section 14.7 of this Agreement.
“Participation Agreement”: That certain Master Participation Agreement, dated as of the date hereof, by and between the Guarantor and the Seller, as the initial participant.
“Participation Certificate”: The certificates evidencing 100% of the Participation Interests.
“Participation Interest”: With respect to any Related Mortgage Loan (including the Servicing Rights related to any Related Mortgage Loans) or any Purchased Item, the one hundred percent (100%) beneficial interest therein created under the Participation Agreement, but excluding, for the avoidance of doubt, legal title. For the avoidance of doubt, the Participation Interest includes one hundred percent (100%) beneficial interest in the Servicing Rights with respect to any such Related Mortgage Loan.
“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.
“Paying Agent”: Wells Fargo Bank, National Association, or any successor thereto.
“PBGC”: The Pension Benefit Guaranty Corporation and any successor thereto.
“Permitted Collateral Liens”: (i) The security interest granted under the Principal Agreements in favor of Buyer; (ii) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of Guarantor; (iii) Liens for Taxes not yet due and payable; and (iv) Liens securing judgments not constituting an Event of Default under Section 11.1(k) that are, expressly or by operation of law, subordinate to Buyer’s Lien.
“Permitted Holders”: means (i) Matthew Ishbia; (ii) any trust or other estate planning vehicle for the primary benefit of any individual named or described in clause (i); (iii) any trust controlled by any individual named or described in clause (i); and (iv) any Person owned and controlled, directly or indirectly, by any one or more Persons named or described in clauses (i), (ii) or  (iii).
“Person”: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Pool”: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.
“Pooled Mortgage Loan”: Any Mortgage Loan that is part of a Pool of Mortgage Loans certified by the applicable Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency Guide.
“Pooling Date”: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.
“Potential Default”: Any occurrence or event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
Exhibit A-19

“Power of Attorney”: A power of attorney, substantially in the form attached hereto as Exhibit E. The power of attorney hereby granted may be exercised only during the existence of an Event of Default.
“Price Differential”: For each Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of an Event of Default, the sum of the Applicable Pricing Rate plus the applicable Type Margin, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 2.5.
“Price Differential Date”: The eighth calendar day of each month (or such later date that is [***] Business Days following Seller’s receipt of an invoice provided by Buyer pursuant to Section 2.5(b)).
“Principal Agreements”: This Agreement, the Transactions Terms Letter, the Guaranty and Security Agreement, the Collateral Agency Agreement, the Participation Agreement, each Custodial Agreement, the Disbursement Agent and Account Bank Agreement, any Servicing Agreement together with the related Servicer Notice, the Joint Securities Account Control Agreement, the Intercreditor Agreement, the Escrow Agreement, any other Guarantee(s) (if required by the Transactions Terms Letter), the Custodial Account Control Agreement, the Electronic Tracking Agreement, Seller Limited Liability Company Agreement, each Power of Attorney, all Trade Assignments and related Purchase Commitments, any Transaction Request and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller or Guarantor in connection herewith or therewith.
“Privacy Requirements”: As defined in Section 14.16 of this Agreement.
“Proceeds”: The total amount receivable or received when a Mortgage Loan and the related Purchased Asset or other Purchased Item is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto and all escrow withholds and escrow payments for Property Charges, as applicable.
“Property Charges”: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.
“Purchase Advice”: In connection with each wire transfer to be made to Buyer by or on behalf of Seller or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by or on behalf of Seller or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.
“Purchase Commitment”: A trade ticket or other written commitment issued in favor of Guarantor by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Related Mortgage Loans or Mortgage-Backed Securities with respect to the Purchased Assets, and as to which the Takeout Price for such Related Mortgage Loans or Mortgage-Backed Securities with respect to the Purchased Assets is for an amount that is not less than the outstanding Repurchase Price for such Purchased Assets, together with the related correspondent, whole loan or forward purchase agreement by and between Guarantor and the Approved Investor governing the terms and conditions of any such purchases, all in form and substance satisfactory to Buyer.
“Purchase Date”: The date on which Buyer purchases a Purchased Asset from Seller. If the Purchase Price is paid by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.
Exhibit A-20

“Purchase Price”: The price at which each Asset is transferred by Seller to Buyer which, except as otherwise may be set forth in the Transactions Terms Letter, shall be equal to the product of the applicable Type Purchase Price Percentage and the least of (a) the unpaid principal balance of such Asset, (b) the Market Value of such Asset, (c) the Takeout Price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment, or (d) the purchase price paid by Seller for such Asset in an arms-length transaction with a Person that is not an Affiliate of Seller. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.7 shall be the same Purchase Price that was paid for the Related Mortgage Loans backing such Mortgage-Backed Security.
“Purchased Assets”: Purchased Mortgage Loans. The term “Purchased Assets” with respect to any Transaction at any time shall also include Mortgage-Backed Securities that replace the related Related Mortgage Loans pursuant to Section 3.7.
“Purchased Items”: All now existing and hereafter arising right, title and interest of Seller or Guarantor in, under and to the following:
1.all Purchased Mortgage Loans, now owned or hereafter acquired for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been received by Buyer, including all Mortgage Notes and Mortgages evidencing the Related Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;
2.subject to the Joint Securities Account Control Agreement, all Mortgage-Backed Securities issued in exchange for Related Mortgage Loans for which the Repurchase Price has not been received by Buyer;
3.subject to the Joint Securities Account Control Agreement, all Income related to the Purchased Assets and all rights to receive such Income;
4.(i) all amounts on deposit in the Custodial Account relating directly to the Related Mortgage Loans and (ii) the Disbursement Account and all amounts on deposit therein;
5.all rights of Seller or Guarantor under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Purchased Assets and/or Related Mortgage Loans, and all rights to receive documentation relating thereto, and all rights to deliver Related Mortgage Loans and related Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets;
6.except to the extent subject to the Joint Securities Account Control Agreement, all now existing and hereafter established accounts maintained with broker dealers by Guarantor for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets and/or Related Mortgage Loans;
7.all now existing and hereafter arising rights of Seller and Guarantor to service, administer and/or collect on the Purchased Assets or Related Mortgage Loans hereunder and any and all rights to the payment of monies on account thereof;
Exhibit A-21

8.the Participation Interests in the Servicing Rights related to the Related Mortgage Loans, all related Servicing Records, and all rights of Seller and Guarantor to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, including without limitation, the Other Mortgage Loan Documents;
9.except to the extent subject to the Joint Securities Account Control Agreement, all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets;
10.all mortgage and other insurance and all commitments issued by Insurers, the FHA, the VA or the RD, as applicable, to insure or guaranty any Purchased Asset and/or Related Mortgage Loan, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements relating to such Purchased Assets or Related Mortgage Loans and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Purchased Assets and/or Related Mortgage Loans;
11.all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Seller and Guarantor relating to Purchased Assets;
12.subject to the Joint Securities Account Control Agreement, all rights, but not any obligations or liabilities, of Seller and Guarantor with respect to the Approved Investors;
13.all property of Seller and Guarantor, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the Purchased Assets and/or Related Mortgage Loans are at any time deposited;
14.all Proceeds of the Purchased Assets and/or Related Mortgage Loans;
15.any funds of Seller and Guarantor at any time deposited or held in the Margin Call Reserve Account and the Funding Deposit Account; and
16.the Participation Certificate.
“Purchased Mortgage Loan”: An Asset that has been purchased by Buyer from Seller in connection with a Transaction and which has not been repurchased by Seller hereunder.
“QM Rule”: As applicable, (i) 12 C.F.R. Section 1026.43(e), (ii) in the case of a Mortgage Loan insured, guaranteed, or administered by the FHA, 24 C.F.R. § 203.19, or (iii) in the case of a Mortgage Loan insured, guaranteed, or administered by the VA, 38 C.F.R. § 36.4300, and for each section referenced herein, all applicable official staff commentary.
“Qualified Appraiser”: With respect to each Mortgage Loan, an appraiser duly appointed by the originator of the Mortgage Loan who (i) complies with the requirements of FIRREA, (ii) does not have any direct or indirect interest in the Mortgaged Property or the transaction, and (iii) complies in all respects with all applicable appraiser independence requirements, restrictions and guidelines including those contained in the Appraiser Independence Requirements as adopted by Fannie Mae or Freddie Mac.
“Qualified Mortgage”: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
“Qualified Originator”: Guarantor or an Approved Originator.
Exhibit A-22

“RD”: The United States Department of Agriculture Rural Development and any successor thereto.
“RD Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.
“RD Regulations”: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.
“Rebuttable Presumption Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
“Reference Time”: With respect to any determination of the Applicable Pricing Rate shall mean (a) if the Applicable Pricing Rate is LIBOR, daily, and (b) if the Applicable Pricing Rate is not LIBOR, the time determined by Buyer in accordance with the Applicable Pricing Rate Replacement Conforming Changes.
“Register”: As defined in Section 14.5 of this Agreement.
“Related Credit Enhancement”: As defined in Section 6.1 of this Agreement.
“Related Mortgage Loan”: With respect to any Purchased Mortgage Loan, the Mortgage Loan with respect to, and/or related to, such Purchased Mortgage Loan.
“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.
“Repurchase Acceleration Event”: Any of the conditions or events set forth in Section 4.2 of this Agreement.
“Repurchase Date”: The date on which Seller is to repurchase a Purchased Asset subject to a Transaction from Buyer, which is either (a) the date specified in the related Transactions Terms Letter and/or Transaction Request or (b) the date identified to Buyer by Seller as the date that the related Purchased Asset is to be sold pursuant to a Purchase Commitment. The Repurchase Date for each Purchased Asset shall in no event occur later than one (1) year after the Purchase Date of such Purchased Asset.
“Repurchase Mortgage Loans”: Any mortgage loan that Guarantor has been required to repurchase from an Agency, any Approved Investor or any Person related in any way to a securitization, due to breaches of representations or warranties.
“Repurchase Price”: The price at which a Purchased Asset is to be transferred from Buyer or its designee to Seller or Approved Investor, as applicable, upon termination of a Transaction, which shall equal the sum of (a) the Purchase Price, (b) any applicable fees and indemnities owed by Seller in connection with the Purchased Asset and (c) the Price Differential due on such Purchase Price pursuant to Section 2.5 as of the date of such determination.
“Repurchase Transaction”: As defined in Section 6.5 of this Agreement.
Exhibit A-23

“Resolved Asset”: Any Purchased Asset which is repaid in full, sold, repurchased, liquidated, charged-off, or otherwise disposed of.
“Responsible Officer”: With respect to any corporation, limited liability company or partnership, the chief executive officer, president, chief financial officer, any executive vice president or any senior vice president (the duties of which senior vice president include the administration of this Agreement, the Principal Agreements or the transactions contemplated hereby or thereby), and the treasurer.
“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Safe Harbor Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
“SEC”: The U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Intermediary”: Deutsche Bank National Trust Association, or any successor thereto under the Joint Securities Account Control Agreement.
“Seller Limited Liability Company Agreement”: The Limited Liability Company Agreement of United Shore Repo Seller 4 LLC entered into by UNITED WHOLESALE MORTGAGE, LLC, as the sole equity member, and, as and when applicable, the Independent Manager (as defined therein).
“Servicer”: (i) Guarantor, Cenlar, and Nationstar or (ii) such other entity responsible for servicing of the Related Mortgage Loans and that has been approved by Buyer in writing (approval not to be unreasonably delayed, denied or withheld), or, in each case, any successor or permitted assigns thereof.
“Servicer Notice”: The notice acknowledged by a Servicer which is substantially in the form of Exhibit G hereto.
“Servicer Termination Event”: The occurrence of any of the following conditions or events shall be a Servicer Termination Event:
1.a Servicer ceases to meet the qualifications for maintaining any of its Approvals, such Approvals are revoked or such Approvals are materially modified;
2.a Servicer becomes subject to any penalties and/or sanctions by any Agency, HUD, FHA, VA or RD;
3.a Servicer fails to service the Related Mortgage Loans in accordance with applicable Agency Guides;
4.a Servicer fails to service the Eligible Assets subject to Transactions materially in accordance with the related Servicing Agreement in accordance with the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable;
5.a Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgaged Property is located with respect to the Purchased Assets;
6.(i) a Servicer or any of its Subsidiaries or Affiliates, except in the case of Seller, any of its Subsidiaries or the Guarantor, shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Servicer or such other entity on the one hand, and Buyer or any of Buyer’s Affiliates on
Exhibit A-24

the other; or (ii) Servicer or any of its Subsidiaries or Affiliates, except in the case of Seller, any of its Subsidiaries or the Guarantor, shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility, any agreement for borrowed funds or any other material agreement entered into by Servicer or such other entity and any third party;
7.an Insolvency Event shall have occurred with respect to Servicer or any of its Affiliates or Subsidiaries; or Servicer shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements to which it is a party; or Buyer shall have determined in good faith that Servicer is unable to meet its financial commitments as they come due;
8.a Material Adverse Effect with respect to a Servicer shall occur;
9.a Servicer fails to make any Servicing Advance required to be made under the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable, with respect to the Purchased Assets;
10.Seller fails, or fails to cause any Servicer, to deposit all amounts required to be deposited into the Custodial Account by Seller with respect to the Related Mortgage Loans when due under this Agreement;
11.a Servicer fails to deposit all amounts required to be deposited into any account by such Servicer with respect to the Purchased Mortgage Loans when due under the related Servicing Agreement or the related Servicer Notice;
12.termination of a substantial portion of existing servicing contracts or any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between a Servicer or subservicer and any governmental authority or any Agency as to which individually or in the aggregate, in Buyer’s sole and absolute discretion, is reasonably likely to have a Material Adverse Effect;
13.the occurrence of an Event of Default;
14.the occurrence of any conditions or events that permit a Servicer to be terminated under a Servicing Agreement or a Servicer initiates termination under a Servicing Agreement;
15.any representation, warranty or certification made or deemed made in a Servicing Agreement by a Seller or any certificate furnished by a Servicer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or
16.the failure of a Servicer to perform, comply with or observe any term, covenant or agreement applicable to a Servicer and related to its financial condition as contained in a Servicing Agreement and such occurrence or any default shall not have been remedied within the cure period provided therein.
“Servicing Advance”: Advances made or required to be made in connection with the servicing of a mortgage loan, including advances to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the obligor on the underlying Mortgage Loan is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate any real property owned by any Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Mortgage Loan.
Exhibit A-25

“Servicing Agreement”: If the Related Mortgage Loans are serviced by any servicer that is not Guarantor, Buyer or an Affiliate of Buyer, in each case, the agreement with the third party servicer.
“Servicing Records”: All servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.
“Servicing Rights”: The contractual, possessory or other rights of Guarantor, Servicer or any other Person, whether arising under a Servicing Agreement, a Custodial Agreement or otherwise, to administer or service a Mortgage Loan or to possess related Servicing Records.
“Settlement Date”: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.
“Single Employer Plan”: Any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by Guarantor or any ERISA Affiliate or for which Guarantor or any ERISA Affiliate may have or have had liability within five (5) plan years preceding the date of this Agreement by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SOFR”: With respect to any day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Strict Compliance”: The compliance of Guarantor and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Guarantor and the applicable Agency, sufficient to enable Guarantor to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security.
“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.
“Successor Servicer”: As defined in Section 6.2(b) of this Agreement.
“Takeout Price”: The purchase price to be paid for a Related Mortgage Loan or related Mortgage-Backed Security by the related Approved Investor pursuant to the related Purchase Commitment.
“Taxes”: As defined in Section 12.3(a) of this Agreement.
Exhibit A-26

“Term SOFR”: For the applicable Corresponding Tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“TILA-RESPA Integrated Disclosure Rule”: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.
“Trade Assignment”: An assignment to Buyer of a forward trade between an Approved Investor and Guarantor with respect to one or more Related Mortgage Loans or related Mortgage-Backed Security, in each case in substantially the form of Exhibit I, together with the related Purchase Commitment that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.
“Transaction”: As set forth in the Recitals of this Agreement.
“Transaction Request”: An electronic funding file sent via email or via such other method as may be approved by Buyer, in its sole discretion, in the format mutually agreed by Buyer prior to the Effective Date, with such revisions or supplements as agreed by Buyer in its Discretion, from Seller to Disbursement Agent and Buyer notifying Disbursement Agent and Buyer that Seller wishes to enter into a Transaction hereunder; provided, that if a Purchased Asset has an Asset Value of zero by operation of clause (b) of the definition of “Asset Value” as a result of the Related Mortgage Loan with respect to such Purchased Asset that was a Wet Mortgage Loan exceeding its Maximum Dwell Time, and subsequently the applicable Custodian provides an email notification to Buyer and Seller that the Related Mortgage Loan with respect to such Purchased Asset has become a Dry Mortgage Loan, such email notification shall be deemed to be, and Seller hereby acknowledges and agrees that such email notification shall constitute, (i) notification to Buyer by Seller that Seller wishes to enter into a Transaction hereunder, (ii) a Transaction Request (and a submission of a Transaction Request hereunder in accordance with Section 3.1(a)) with respect to such Purchased Asset with a Repurchase Date and an Aggregate Outstanding Purchase Price with respect to such Purchased Asset the same as the Repurchase Date and Aggregate Outstanding Purchase Price with respect to such Purchased Asset, as applicable, with respect to the previous Transaction Request with respect to the applicable Mortgage Loan related to such Purchased Asset and the Seller’s wiring instructions with respect to such Purchased Asset as the Wire-out Account at the following: Bank Name: Wells Fargo Bank, N.A.; ABA Number: [***]; Acct. Name: [***]; Account Number: [***]; FFC: [***], (iii) a representation and warranty by Seller that (a) as of the applicable Purchase Date, all conditions precedent to a Transaction as set forth in Section 7.1 and Section 7.2, as applicable of this Agreement have been satisfied, (b) the representations and warranties of Seller set forth in Article 8 of this Agreement are true and correct in all material respects as if made on and as of the date of the applicable Transaction and (c) no Potential Default, Event of Early Termination, Event of Default, Material Adverse Effect with respect to Seller or Cease Funding Event has occurred and is continuing.
“Transactions Terms Letter”: The document executed by Buyer, Guarantor and Seller, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.
“Type”: A specific type of Purchased Asset, as set forth in the Transactions Terms Letter.
“Type Margin”: With respect to each Type of Purchased Asset, the corresponding annual rate of interest for such Type as set forth in the Transactions Terms Letter that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price.
“Type Purchase Price Percentage”: With respect to each Type of Purchased Asset, the corresponding purchase price percentage for such Type, as set forth in the Transactions Terms Letter.
“Type Sublimit”: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.
Exhibit A-27

“Unadjusted Applicable Pricing Rate Replacement”: The Applicable Pricing Rate Replacement excluding the related Applicable Pricing Rate Replacement Adjustment.
“Uniform Commercial Code”: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
“VA”: The Department of Veterans Affairs and any successor thereto.
“VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, together with all amendments, modifications, supplements and restatements thereto.
“VA Regulations”: Regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to Government Mortgage Loans, including related handbooks, circulars and notices.
“Wet Mortgage Loan”: A closed and fully funded Mortgage Loan with respect to which Buyer purchases a Purchased Asset from Seller on the closing date of such Mortgage Loan prior to receipt by Buyer or a Custodian of the related Dry Mortgage Loan Documents, subject to Seller’s obligation to deliver the related Dry Mortgage Loan Documents to Buyer or a Custodian within the applicable Maximum Dwell Time with respect to Seller’s obligation to deliver the related Dry Mortgage Loan Documents to Buyer or a Custodian. For the avoidance of doubt, with respect to any Wet Mortgage Loan, upon receipt by the applicable Custodian of the Dry Mortgage Loan Documents related thereto, such Wet Mortgage Loan will be deemed to be a Dry Mortgage Loan.
“Wire-out Account”: The account defined and provided for as the “Haircut Account” in the Disbursement Agent and Account Bank Agreement.
Exhibit A-28